The information in this prospectus supplement is not complete and may be changed. A registration statement relating to these securities has been filed with the Securities and Exchange Commission. This prospectus supplement is not an offer to sell these securities and we are not soliciting an offer to buy these securities in any state where the offer or sale is not permitted.

SUBJECT TO COMPLETION, DATED SEPTEMBER 18, 2006
Filed Pursuant to Rule 424(b)(2)
Registration No. 333-
PROSPECTUS SUPPLEMENT
(To prospectus dated September 18, 2006)
Focus Media Holding Limited
2,459,345 American Depositary Shares
Representing
24,593,450 Ordinary Shares

       The selling shareholders of Focus Media Holding Limited, or Focus Media, identified in this prospectus supplement are offering 2,459,345 American depositary shares, or ADSs. Each ADS represents ten ordinary shares, par value $0.00005 per share of Focus Media. The ADSs are evidenced by American depositary receipts, or ADRs. We will not receive any proceeds from the ADSs sold in this offering.
       Our ADSs are quoted on the Nasdaq Global Market under the symbol “FMCN.” On September 15, 2006, the last sale price for our ADSs as reported on the Nasdaq Global Market was US$57.76 per ADS.
       See “Risk Factors” beginning on page S-5 to read about risks you should consider before buying the ADSs.

       Neither the Securities and Exchange Commission nor any other regulatory body has approved or disapproved of these securities or passed upon the accuracy or adequacy of this prospectus supplement. Any representation to the contrary is a criminal offense.

	Per ADS	Total

Public offering price	$	$
Underwriting discount	$	$
Proceeds, before expenses, to the selling shareholders	$	$

       The underwriter expects to deliver the ADSs evidenced by the ADRs against payment in U.S. dollars in New York, New York on           , 2006.
Prospectus supplement dated           , 2006.

PROSPECTUS SUPPLEMENT

ABOUT THIS PROSPECTUS SUPPLEMENT
       This prospectus supplement supplements the accompanying prospectus dated September 18, 2006 relating to our ordinary shares and American depositary shares, or ADSs. If the information in this prospectus supplement differs from the information contained in the accompanying prospectus or the documents incorporated by reference, you should rely on the information contained in this prospectus supplement.
       You should read this prospectus supplement along with the accompanying prospectus. Both documents contain information you should consider when making your investment decision. You should rely only on the information included or incorporated by reference in this prospectus supplement and the accompanying prospectus. We have not authorized anyone else to provide you with different information. The selling shareholders identified in this prospectus supplement are offering to sell the ADSs and seeking offers to buy the ADSs only in jurisdictions where it is lawful to do so. The information contained in this prospectus supplement, the accompanying prospectus and the documents incorporated by reference is current only as of the date of document containing such information.
       As used in this prospectus, references “Focus Media”, “we”, “us” and “our” are to Focus Media Holding Limited and its consolidated subsidiaries and affiliates.
CONVENTIONS THAT APPLY TO THIS PROSPECTUS SUPPLEMENT
       This prospectus supplement contains translations of Renminbi amounts into U.S. dollars at specified rates solely for the convenience of the reader. Unless otherwise noted, all translations from Renminbi to U.S. dollars were made at the noon buying rate in New York, New York for cable transfers in Renminbi per U.S. dollar as certified for customs purposes by the Federal Reserve Bank of New York, or the noon buying rate, as of June 30, 2006, which was RMB 7.9943 to $1.00. We make no representation that the Renminbi amounts referred to in this prospectus supplement could have been or could be converted into U.S. dollars at any particular rate or at all. On September 15, 2006, the noon buying rate was RMB 7.9429 to $1.00.
       Unless we indicate otherwise, all information in this prospectus supplement reflects all share splits, so that share number, per share price and par value data is presented as if the share splits had occurred from our inception.

The Offering

Offering price	$ per ADS

ADSs offered by the selling shareholders	2,459,345 ADSs

ADSs outstanding after this offering	37,075,032 ADSs

Ordinary shares outstanding after this offering	533,983,093 ordinary shares

ADS to ordinary share ratio	1:10

Nasdaq Global Market symbol	“FMCN”

The ADSs	Each ADS represents ten ordinary shares, par value $0.00005 per share. The ADSs will be evidenced by ADRs. The depositary will be the holder of the ordinary shares underlying your ADSs and you will have rights as provided in the deposit agreement. Although we do not expect to pay dividends in the foreseeable future, in the event we declare dividends on our ordinary shares, the depositary will pay you the cash dividends and other distributions it receives on our ordinary shares, after converting the funds received into U.S. dollars and deducting its fees and expenses. You may surrender your ADSs to the depositary to withdraw the ordinary shares underlying your ADSs. The depositary will charge you fees for exchanges. We may amend or terminate the deposit agreement without your consent, and if you continue to hold your ADSs, you agree to be bound by the deposit agreement as amended. You should carefully read the section in the prospectus appended to this prospectus supplement entitled “Description of American Depositary Shares” to better understand the terms of our ADSs. You should also read the deposit agreement, which is incorporated by reference as an exhibit to the registration statement on Form F-6 filed in connection with our initial public offering (File No. 333-126011).

Lock-up Agreements	The selling shareholders have agreed with the underwriter that they will not, without the prior consent of , for a period of 90 days following the date of this prospectus supplement: (1) offer, sell, contract to sell, pledge, grant any option to purchase, make any share sale or otherwise dispose of any of the ADSs or our ordinary shares or any securities that are convertible into or exercisable or exchangeable for the ADSs or our ordinary shares; or (2) enter into any swap or other agreement that transfers to any other entity, in whole or in part, any of the economic consequences of ownership of our ADSs or ordinary shares subject to certain exceptions. The restrictions above do not apply, among other items, to the ADSs to be sold in this offering and the ordinary shares underlying such ADSs. See “Underwriting”.

Depositary	Citibank, N.A.

Timing and settlement for ADSs	The ADSs are expected to be delivered against payment on , 2006. The ADRs evidencing the ADSs will be deposited with a custodian for, and registered in the name of a nominee of, The Depository Trust Company, or DTC, in New York, New York. In general, beneficial interests in the ADSs will be shown on, and transfers of these beneficial interests will be effected only through, records maintained by DTC and its direct and indirect participants.

Use of proceeds	We will not receive any of the proceeds from the sale of the ADSs in this offering.

Risk factors	See “Risk Factors” and other information included or incorporated by reference in this prospectus supplement, the accompanying prospectus, and in our annual report on Form 20-F for the year ended December 31, 2005 for a discussion of risks you should carefully consider before deciding to invest in our ADSs.

Voting rights	We have scheduled this year’s annual general shareholders meeting for October 20, 2006. Only those shareholders who held our shares or ADSs representing our shares as of August 28, 2006 may participate in this year’s annual general shareholders meeting, and investors who purchase shares in this offering will not be entitled to vote the ADSs purchased in this offering at this year’s shareholders meeting. See “Recent Developments” in the accompanying prospectus.

RISK FACTORS
       You should carefully consider the important factors set forth under the heading “Risk Factors” in our annual report on Form 20-F for the year ended December 31, 2005, which is incorporated in this prospectus supplement by reference, and the accompanying prospectus before investing in any securities that may be offered hereunder. Any of these risks could have a material adverse effect on our business, financial condition and results of operations. In any such case, the market price of our ADSs could decline, and you may lose all or part of your investment.
USE OF PROCEEDS
       We will not receive any of the proceeds from the sale of the ADSs in this offering.

MARKET PRICE INFORMATION FOR OUR ADSs
       Our ADSs, each representing ten of our ordinary shares, have been listed on the Nasdaq Global Market since July 13, 2005. Our ADSs trade under the symbol “FMCN”. For the period from July 13, 2005 to September 15, 2006 the trading price of our ADSs on the Nasdaq Global Market has ranged from US$17.60 to US$69.95 per ADS. The following table provides the monthly high and low trading prices for our ADSs on the Nasdaq Global Market Inc. for each of the twelve months since September 2005.

	Sale Price

	High	Low

	US$	US$
Monthly Highs and Lows
2005
September	27.00	18.25
October	27.31	22.50
November	31.94	26.00
December	35.30	29.70
2006
January	53.34	34.51
February	56.95	47.71
March	59.99	50.00
April	65.15	54.00
May	69.95	60.14
June	68.69	50.84
July	67.04	57.80
August	62.55	56.15
September (through September 15)	60.50	54.51

CAPITALIZATION
       The following table sets forth our capitalization as of June 30, 2006.
       You should read this table in conjunction with “Item 5. Operating and Financial Review and Prospects” in our annual report on Form 20-F for the year ended December 31, 2005 and our consolidated financial statements and related notes thereto, incorporated in the prospectus by reference.

As of June 30, 2006

(in thousands of
U.S. dollars, except for
share data)
Short term borrowings(1)	$26,393
Shareholders’ Equity:
Ordinary shares ($0.00005 par value; 19,800,000,000 shares authorized; 506,457,633 shares issued and outstanding)	$26
Additional paid-in capital	694,873
Retained earnings	39,101
Accumulated other comprehensive income	5,482

Total shareholders’ equity	739,482

Total capitalization	$821,771

(1)	None of our short-term borrowings is guaranteed.

EXCHANGE RATES
       The conversion of Renminbi into U.S. dollars in this prospectus supplement is based on the noon buying rate in The City of New York for cable transfers of Renminbi as certified for customs purposes by the Federal Reserve Bank of New York. For your convenience, this prospectus supplement contains translations of Renminbi at $1.00 to RMB7.9943, which was the prevailing rate on June 30, 2006. The prevailing rate at September 15, 2006 was $1.00 to RMB7.9429. We make no representation that any Renminbi or U.S. dollar amounts could have been, or could be, converted into U.S. dollars or Renminbi, as the case may be, at any particular rate, the rates stated below, or at all. The PRC government imposes controls over its foreign currency reserves in part through direct regulation of the conversion of Renminbi into foreign exchange and through restrictions on foreign trade.
       The following table sets forth information concerning exchange rates between the Renminbi and the U.S. dollar for the periods indicated. These rates are provided solely for your convenience and are not necessarily the exchange rates that we used in this prospectus supplement or will use in the preparation of our periodic reports or any other information to be provided to you.

	Renminbi per U.S. dollar noon buying rate

	Average	High	Low	Period-End

2001	8.2770	8.2786	8.2676	8.2766
2002	8.2770	8.2800	8.2669	8.2800
2003	8.2770	8.2800	8.2272	8.2769
2004	8.2768	8.2774	8.2764	8.2765
2005	8.1940	8.2765	8.0702	8.0702
2006
March	8.0350	8.0505	8.0167	8.0167
April	8.0143	8.0240	8.0050	8.0140
May	8.0140	8.0300	8.0025	8.0215
June	8.0042	8.0225	7.9943	7.9943
July	7.9897	8.0018	7.9690	7.9690
August	7.9722	8.0000	7.9538	7.9538
September (through September 15)	7.9478	7.9533	7.9409	7.9429

Source: Federal Reserve Bank of New York.

PRINCIPAL AND SELLING SHAREHOLDERS
       The following table sets forth information with respect to the beneficial ownership, within the meaning of Rule 13d-3 under the Exchange Act, of our ordinary shares, as of September 15, 2006 and as adjusted to reflect the sale of the ADSs offered in this offering for:

•	each person known to us to own beneficially more than 5% of our ordinary shares;

•	each of our directors and executive officers who beneficially own our ordinary shares; and

•	each selling shareholder participating in this offering.
       Beneficial ownership includes voting or investment power with respect to the securities. Except as indicated below, and subject to applicable community property laws, the persons named in the table have sole voting and investment power with respect to all ordinary shares shown as beneficially owned by them. The number of our ordinary shares outstanding used in calculating the percentage of beneficial interest for each listed person includes our ordinary shares underlying options held by such person that are exercisable within 60 days of September 15, 2006, but excludes ordinary shares underlying options held by any other person. Percentage of beneficial ownership is based on 533,983,093 ordinary shares outstanding prior to and after completion of this offering.
       No offer or sale under this prospectus supplement and the accompanying prospectus may be made by a holder of the securities unless that holder is listed in the table in this prospectus supplement or until that holder has notified us and an amendment to the related registration statement has become effective.

	Shares beneficially		Shares to be sold by		Shares beneficially
	owned prior to this		selling shareholders in		owned after this
	offering		this offering		offering

Name	Number	Percent	Number	Percent	Number	Percent

Principal Shareholders
JJ Media Investment Holding Ltd./ Jason Nanchun Jiang(1)	88,773,384	16.48%	—	—	88,773,384	16.48%
FMR Corp(2)	58,242,300	10.90%	—	—	58,242,300	10.90%
Target Media International Limited/ David Feng Yu(3)	35,584,287	6.66%	15,000,000	2.81%	20,584,287	3.85%
Carlyle Entities(4)	27,516,914	5.15%	5,000,000	0.94%	22,516,914	4.22%
Directors and Executive Officers (5)
Jason Nanchun Jiang(6)	88,773,384	16.48%	—	—	88,773,384	16.48%
David Feng Yu(7)	35,584,287	6.66%	15,000,000	2.81%	20,584,287	3.85%
Jimmy Wei Yu	—	*	—	—	—	*
Neil Nanpeng Shen	—	*	—	—	—	*
Charles Chao	—	*	—	—	—	*
Fumin Zhuo	—	*	—	—	—	*
Daqing Qi	—	—	—	—	—	—
Daniel Mingdong Wu	—	*	—	—	—	*
Diana Congrong Chen	—	*	—	—	—	*
July Lilin Wang	—	*	—	—	—	*
Cindy Yan Chan	—	*	—	—	—	*
Ergo Xueyuan Liu	—	*	—	—	—	*
Acer Jiawei Zhang	—	*	—	—	—	*

	Shares beneficially		Shares to be sold by		Shares beneficially
	owned prior to this		selling shareholders in		owned after this
	offering		this offering		offering

Name	Number	Percent	Number	Percent	Number	Percent

Selling Shareholders
SII International Holding Limited (8)	3,056,651	0.57%	1,528,325	0.29%	1,528,326	0.29%
Megastar Investment Management Limited(9)	1,735,183	0.32%	867,591	0.16%	867,592	0.16%
Gentle Bright Development Limited (10)	1,083,333	0.20%	541,666	0.10%	541,667	0.10%
Partner Media Investments Limited (11)	863,894	0.16%	431,947	0.08%	431,947	0.08%
Primedge Limited(12)	698,502	0.13%	349,251	0.07%	349,251	0.07%
Far Nova Limited(13)	670,964	0.13%	335,473	0.06%	335,491	0.06%
Cougar Investment Limited(14)	578,394	0.11%	289,197	0.05%	289,197	0.05%
Sino Faith Assets Limited(15)	509,442	0.10%	250,000	0.05%	259,442	0.05%

(1)	Includes 83,595,509 ordinary shares owned by JJ Media Investment Holding Ltd. and 3,466,100 and 1,347,775 options to purchase our ordinary shares owned by Target Sales International Limited and Target Management Group Limited. Each of these entities is 100% owned by Jason Nanchun Jiang, our founder, chairman and chief executive officer.

(2)	Based on the Schedule 13G filing with the U.S. Securities and Exchange Commission on July 10, 2006.

(3)	Represents 35,584,287 ordinary shares owned by Target Media International Limited, or Target Media International, which is 100% owned by David Feng Yu, our co-chairman and president. The address of Target Media International is Suite 3801, K. Wah Centre, No. 1010 Huaihai Middle Road, Shanghai 200031, PRC.

(4)	Represents 22,618,903 and 4,898,011 ordinary shares owned by Carlyle Asia Venture Partners II, L.P. and CAVP II Co- Investment, L.P., respectively, which are collectively referred to in this prospectus supplement as the Carlyle Entities. The general partner of each Carlyle Entity is CIPA General Partner, L.P. The general partner of CIPA General Partner, L.P. is CIPA Ltd., a Cayman Islands exempted limited liability company which is wholly owned by TC Group Cayman, L.P. The general partner of TC Group Cayman, L.P. is TCG Holdings Cayman, L.P. The general partner of TCG Holdings Cayman, L.P. is Carlyle Offshore Partners II Limited, a Cayman Islands exempted limited liability company. Carlyle Offshore Partners II Limited has ultimate investment and voting power over the shares held by the Carlyle Entities. The address of the Carlyle Entities is Suite 2801, 28th Floor, 2 Pacific Place, 88 Queensway, Hong Kong.

(5)	The address of our current directors and executive officers is c/o 28/ F, Zhao Feng World Trade Building, 369 Jiangsu Road, Shanghai 200050, PRC.

(6)	See note 1.

(7)	See note 2.

(8)	SII International Holding Limited, or SII, is a British Virgin Islands company. SII is 100% owned by SII Global Inc., a British Virgin Islands company, which is in turn 100% owned by Shanghai Information Investment Inc. Shanghai Information Investment Inc. is a company incorporated in China and is 34.7% , 24.0%, 20.0%, 8.0%, 8.0% and 5.3% owned by Shanghai Alliance Investment Ltd., Shanghai Telecom Co. Ltd., Shanghai Industrial Holdings Ltd., Shanghai Media & Entertainment Group, Shanghai Oriental Pearl Co. Ltd. and Shanghai General Electronics Group, respectively, all of which are state-owned enterprises. SII’s address is Trustnet Chambers, PO Box 3444, Road Town, Tortola, British Virgin Islands.

(9)	Megastar Investment Management Limited, or Megastar, is a British Virgin Islands company. It is 51% and 49% owned by Wenli Cui and Qiong Wang, repectively. Wenli Cui and Qiong Wang share the investment and voting power over our ordinary shares held by Megastar in proportion to their respective ownership rights in Megastar. The address of Megastar is Room 2612, Convention Plaza Office Tower, 1 Harbour Road, Wanchai, Hong Kong.

(10)	Gentle Bright Development Limited, or Gentle Bright, is a British Virgin Islands company. Yongqing Lu exercises the investment and voting power over our ordinary shares held by Gentle Bright. Its address is Suite 3801, K. Wah Centre, No. 1010 Huaihai Middle Road, Shanghai 200031, PRC.

(11)	Partner Media Investments Limited, or Partner Media, is a British Virgin Islands company. Partner Media is 100% owned by Jia Zhu. Its address is Tower 10, Suite 1663, Hong Kong Parkview, 88 Tai Tam Reservoir Road, Hong Kong.

(12)	Primedge Limited, or Primedge, is a British Virgin Islands company. Yongqing Lu exercises the investment and voting power over our ordinary shares held by Primedge. Its address is Suite 3801, K. Wah Centre, No. 1010 Huaihai Middle Road, Shanghai 200031, PRC.

(13)	Far Nova Limited, or Far Nova, is a British Virgin Islands company. Xin Huang exercises the investment and voting power over our ordinary shares held by Far Nova. Its address is Suite 3801, K. Wah Centre, No. 1010 Huaihai Middle Road, Shanghai 200031, PRC.

(14)	Cougar Investment Limited, or Cougar Investment, is a Samoan company. Jason Zhou exercises the investment and voting power over our ordinary shares held by Cougar Investment. Its address is Room 2803, China Resource Buidling, 26 Harbour Road, Wanchai, Hong Kong.

(15)	Sino Faith Assets Limited, or Sino Faith, is a British Virgin Islands company. Richard Xue exercises the investment and voting power over our ordinary shares held by Sino Faith. Its address is B-3 Xingke Plaza, 1010 Jiu Xian Qiao Middle Road, Beijing 10016, PRC.

UNDERWRITING
       Focus Media, the selling shareholders and the underwriter named below have entered into an underwriting agreement with respect to the ADSs being offered. Subject to certain conditions, the underwriter has agreed to purchase all of [●] ADSs offered hereby.
       The underwriter is committed to take and pay for all of the ADSs being offered, if any are taken.
       The following table show the per ADS and total underwriting discounts and commissions to be paid to the underwriter by the selling shareholders.

	Per ADS	Total

Underwriting discount and commission	$	$
       Total underwriting discounts and commissions to be paid to the underwriter represents ●% of the total amount of the offering.
       ADSs sold by the underwriter to the public will initially be offered at the public offering price set forth on the cover of this prospectus supplement. Any ADSs sold by the underwriter to securities dealers may be sold at a discount of up to $●. If all the ADSs are not sold at the public offering price, the underwriter may change the offering price and the other selling terms.
       Total expenses for this offering are estimated to be approximately $● million, including SEC registration fees of $●, NASD filing fees of $●, printing fees of approximately $●, legal fees of approximately $●, accounting fees of approximately $●, roadshow costs and expenses of approximately $●, and travel and other out-of-pocket expenses of approximately $●. All amounts are estimated except for the fees relating to the SEC registration and the NASD filing. The underwriter has agreed to pay all of the expenses for this offering.
       The underwriter is expected to make offers and sales both inside and outside the United States through its selling agents. Any offers or sales in the United States will be conducted by broker-dealers registered with the SEC.
       The selling shareholders have agreed with the underwriter that they will not, without the prior consent of [●], for a period of 90 days following the date of this prospectus supplement:

•	offer, pledge, announce the intention to sell, sell, contract to sell, sell any option or contract to purchase, purchase any option or contract to sell, grant any option, right or warrant to purchase or otherwise transfer or dispose of, directly or indirectly, or file a registration statement with respect to any of the ADSs or its ordinary shares or any securities that are convertible into or exercisable or exchangeable for the ADSs or our ordinary shares; or

•	enter into any swap or other agreement that transfers to any other entity, in whole or in part, any of the economic consequences of ownership of its ADSs or ordinary shares;
       whether any transaction described above is to be settled by the delivery of ADSs, its ordinary shares or such other securities, in cash or otherwise.
       The restrictions applicable to the selling shareholders do not apply to the ADSs to be sold in this offering, the ordinary shares underlying such ADSs or our ordinary shares issued to any selling shareholder upon the exercise of that selling shareholder’s options granted under our 2003 Option Plan or our 2005 Option Plan prior to March 31, 2006. In addition, in each case, the lock-up period will be extended if, (i) during the final 17 days of the lock-up period, any earnings release or announcement of a material event or news or, (ii) prior to the expiry of a lock-up period, the Company announces that it will release earnings results during the 15-day period following the last day of the lock-up period. In each case the applicable lock-up period will be automatically extended until the expiration of the 18-day period beginning on the date of release of the earnings results or the announcement of the material news or material event, as applicable unless the underwriter waives, in writing, such extension.
       In connection with our acquisition of Framedia, the seller parties entered into lock-up agreements with us in which they agreed not to sell or otherwise dispose of any of our ordinary shares received as part of the initial share consideration payment to them until March 31, 2007, provided that each of them who is a PRC resident has complied with all applicable SAFE registration requirements. In addition, any of our ordinary shares that may be issuable to them as part of an earn-out payment in the first quarter of 2007 will be subject to further lock-up until June 30, 2007, provided that each of them who is a PRC resident has complied with all applicable SAFE registration requirements. We have waived these lock-up agreements solely in connection with the ADSs and ordinary shares being sold in this offering.
       In connection with our acquisition of Target Media, the Target Media selling shareholders entered into lock-up agreements with us in which they agreed not to sell or otherwise dispose of any of our ordinary shares received as part of the initial share consideration payment to them until 180 days after completion of the acquisition, which was August 28, 2006, as of which time each is now able to sell up to 50% of the shares received as part of the initial share consideration payment. The remaining 50% of the shares will be locked-up until the one year anniversary of the completion of the acquisition.
       The underwriter may release the securities subject to the above restrictions at any time, subject to applicable NASD regulations. The underwriter has no pre-established conditions to waiving the terms of the lock-up agreements, and any decision by them to waive those conditions would depend on a number of factors, which may include market conditions, the performance of Focus Media’s ADSs in the market and Focus Media’s financial condition at that time.
       Our ADSs are listed for quotation on the Nasdaq Global Market under the symbol “FMCN”.
       In connection with the offering, the underwriter may purchase and sell ADSs in the open market. These transactions may include short sales, stabilizing transactions and purchases to cover positions created by short sales. Short sales involve the sale by the underwriter of a greater number of ADSs than they are required to purchase in the offering. “Covered” short sales are sales made in an amount not greater than the underwriter’s option to purchase additional ADSs from Focus Media and the selling shareholders. The underwriter may close out any covered short position by either exercising their option to purchase additional ADSs or purchasing ADSs in the open market. In determining the source of ADSs to close out the covered short position, the underwriter will consider, among other things, the price of ADSs available for purchase in the open market as compared to the price at which they may purchase additional ADSs pursuant to the option granted to them. “Naked” short sales are any sales in excess of such option. The underwriter must close out any naked short position by purchasing ADSs in the open market. A naked short position is more likely to be created if the underwriter is concerned that there may be downward pressure on the price of the ADSs in the open market after pricing that could adversely affect investors who purchase in the offering. Stabilizing transactions consist of various bids for, or purchases of, ADSs made by the underwriter in the open market prior to the completion of the offering.
       Purchases to cover a short position and stabilizing transactions may have the effect of preventing or retarding a decline in the market price of the ADSs, and may stabilize, maintain or otherwise affect the market price of the ADSs. As a result, the price of the ADSs may be higher than the price that otherwise might exist in the open market. If these activities are commenced, they are required to be conducted in accordance with applicable laws and regulations, and may be discontinued at any time. These transactions may be effected on the Nasdaq Global Market, in the over-the-counter market or otherwise.
       The underwriter has represented and agreed that: (a) it has not made or will not make an offer of ADSs to the public in the United Kingdom within the meaning of section 102B of the Financial

Services and Markets Act 2000 (as amended) (FSMA) except to legal entities which are authorised or regulated to operate in the financial markets or, if not so authorised or regulated, whose corporate purpose is solely to invest in securities or otherwise in circumstances which do not require the publication by the company of a prospectus pursuant to the Prospectus Rules of the Financial Services Authority (FSA); (b) it has only communicated or caused to be communicated and will only communicate or cause to be communicated an invitation or inducement to engage in investment activity (within the meaning of section 21 of FSMA) to persons who have professional experience in matters relating to investments falling within Article 19(5) of the Financial Services and Markets Act 2000 (Financial Promotion) Order 2005 or in circumstances in which section 21 of FSMA does not apply to the company; and (c) it has complied with, and will comply with all applicable provisions of FSMA with respect to anything done by it in relation to the ADSs in, from or otherwise involving the United Kingdom.
       In relation to each Member State of the European Economic Area which has implemented the Prospectus Directive (each, a Relevant Member State), the underwriter has represented and agreed that with effect from and including the date on which the Prospectus Directive is implemented in that Relevant Member State (the Relevant Implementation Date) it has not made and will not make an offer of ADSs to the public in that Relevant Member State prior to the publication of a prospectus in relation to the ADSs which has been approved by the competent authority in that Relevant Member State or, where appropriate, approved in another Relevant Member State and notified to the competent authority in that Relevant Member State, all in accordance with the Prospectus Directive, except that it may, with effect from and including the Relevant Implementation Date, make an offer of ADSs to the public in that Relevant Member State at any time: (a) to legal entities which are authorised or regulated to operate in the financial markets or, if not so authorised or regulated, whose corporate purpose is solely to invest in securities; (b) to any legal entity which has two or more of (1) an average of at least 250 employees during the last financial year; (2) a total balance sheet of more than €43,000,000 and (3) an annual net turnover of more than €50,000,000, as shown in its last annual or consolidated accounts; or (c) in any other circumstances which do not require the publication by the Issuer of a prospectus pursuant to Article 3 of the Prospectus Directive. For the purposes of this provision, the expression an “offer of ADSs to the public” in relation to any ADSs in any Relevant Member State means the communication in any form and by any means of sufficient information on the terms of the offer and the ADSs to be offered so as to enable an investor to decide to purchase or subscribe the ADSs, as the same may be varied in that Member State by any measure implementing the Prospectus Directive in that Member State and the expression Prospectus Directive means Directive 2003/71/ EC and includes any relevant implementing measure in each Relevant Member State.
       The ADSs have not been and will not be registered under the Securities and Exchange Law of Japan (the Securities and Exchange Law) and the underwriter has agreed that it will not offer or sell any ADSs, directly or indirectly, in Japan or to, or for the benefit of, any resident of Japan (which term as used herein means any person resident in Japan, including any corporation or other entity organized under the laws of Japan), or to others for re-offering or resale, directly or indirectly, in Japan or to a resident of Japan, except pursuant to an exemption from the registration requirements of, and otherwise in compliance with, the Securities and Exchange Law and any other applicable laws, regulations and ministerial guidelines in Japan.
       The ADSs may not be offered or sold by means of any document other than (i) in circumstances which do not constitute an offer to the public within the meaning of the Companies Ordinance (Cap. 32, Laws of Hong Kong) of Hong Kong, (ii) to “professional investors” within the meaning of the Securities and Futures Ordinance (Cap. 571, Laws of Hong Kong) of Hong Kong and any rules made thereunder, or (iii) in circumstances which do not constitute an offer to the public within the meaning of the Companies Ordinance (Cap. 32, Laws of Hong Kong) of Hong Kong, and no advertisement, invitation or document relating to the ADSs may be issued, whether in Hong Kong or elsewhere, which is directed at, or the contents of which are likely to be accessed or read by, the public in Hong Kong (except if permitted to do so under the securities laws of Hong Kong) other than with respect to ADSs which are or are intended to be disposed of only to persons outside Hong Kong or only to “professional investors” within the meaning of the Securities and Futures Ordinance (Cap. 571, Laws of Hong Kong) of Hong Kong and any rules made thereunder.
       Neither this prospectus supplement nor the accompanying prospectus has been registered as a prospectus with the Monetary Authority of Singapore. Accordingly, neither this prospectus supplement nor the accompanying prospectus nor any other document or material in connection with the offer or sale, or invitation for subscription or purchase, of the ADSs may be circulated or distributed, nor may the ADSs be offered or sold, or be made the subject of an invitation for subscription or purchase, whether directly or indirectly, to persons in Singapore other than (i) to an institutional investor under Section 274 of the Securities and Futures Act, Chapter 289 of Singapore (the “SFA”), (ii) to a relevant person, or any person pursuant to Section 275(1A), and in accordance with the conditions, specified in Section 275 of the SFA or (iii) otherwise pursuant to, and in accordance with the conditions of, any other applicable provision of the SFA. Where the ADSs are subscribed or purchased under Section 275 by a relevant person which is: (a) a corporation (which is not an accredited investor) the sole business of which is to hold investments and the entire share capital of which is owned by one or more individuals, each of whom is an accredited investor; or (b) a trust (where the trustee is not an accredited investor) whose sole purpose is to hold investments and each beneficiary is an accredited investor, shares, debentures and units of shares and debentures of that corporation or the beneficiaries’ rights and interest in that trust shall not be transferable for 6 months after that corporation or that trust has acquired the ADSs under Section 275 except: (1) to an institutional investor under Section 274 of the SFA or to a relevant person, or any person pursuant to Section 275(1A), and in accordance with the conditions, specified in Section 275 of the SFA; (2) where no consideration is given for the transfer; or (3) by operation of law.
       No action may be taken in any jurisdiction other than the United States that would permit a public offering of the ADSs or the possession, circulation or distribution of this prospectus supplement in any jurisdiction where action for that purpose is required. Accordingly, the ADSs may not be offered or sold, directly or indirectly, and neither the prospectus supplement nor the accompanying prospectus nor any other offering material or advertisements in connection with the ADSs may be distributed or published in or from any country or jurisdiction except under circumstances that will result in compliance with any applicable rules and regulations of any such country or jurisdiction.
       A prospectus supplement and the accompanying prospectus in electronic format will be made available on the websites maintained by each of the joint global coordinators or one or more securities dealers. The joint global coordinators may agree to allocate a number of ADSs for sale to their online brokerage account holders. ADSs to be sold pursuant to an Internet distribution will be allocated on the same basis as other allocations. In addition, ADSs may be sold by the underwriter to securities dealers who resell ADSs to online brokerage account holders.
       Focus Media has agreed to indemnify the underwriter against certain liabilities, including liabilities under the Securities Act.
       This prospectus supplement and the accompanying prospectus may be used by the underwriter and other dealers in connection with offers and sales of the ADSs, including the ADSs initially sold by the underwriter in the offering being made outside of the United States, to persons located in the United States.
       The underwriter and its respective affiliates have, from time to time, performed, and may in the future perform, various financial advisory and investment banking and other services for Focus Media or its officers and directors for which they have received customary fees and commissions.

LEGAL MATTERS
       We are being represented by Simpson Thacher & Bartlett LLP with respect to legal matters of United States federal securities and New York State law. Certain legal matters in connection with this offering will be passed upon for the underwriters by Debevoise & Plimpton LLP. The validity of the ordinary shares represented by the ADSs offered in this offering and legal matters as to Cayman Islands law will be passed upon for us by Conyers Dill & Pearman. Legal matters as to PRC law will be passed upon for us by Global Law Office and for the underwriters by Commerce & Finance. Conyers Dill & Pearman and Simpson Thacher & Bartlett LLP may rely upon Global Law Office with respect to matters governed by PRC law. Debevoise & Plimpton LLP may rely upon Commerce & Finance Law Offices with respect to matters governed by PRC law and Conyers Dill & Pearman with respect to matters governed by Cayman Islands law.

PROSPECTUS
Focus Media Holding Limited
American Depositary Shares
(each representing ten ordinary shares, par value $0.00005 per share)

       This prospectus relates to the proposed sale from time to time by us or any selling shareholder of American Depositary Shares, or ADSs, of Focus Media Holding Limited, or Focus Media. Each ADS represents ten ordinary shares, par value $0.00005 per share, of Focus Media. The ADSs are evidenced by American Depositary Receipts, or ADRs. We will not receive any proceeds from the ADSs sold by any selling shareholder.
       Our ADSs are quoted on the Nasdaq Global Market under the symbol “FMCN.” On September 15, 2006, the last reported sale price of our ADSs on the Nasdaq Global Market was $57.76 per ADS.
       When securities are offered under this prospectus, we will provide you with a prospectus supplement describing the terms of the specific issues of securities, including the offering price of the securities. You should read this prospectus and any accompanying prospectus supplement carefully before you invest. We or any selling shareholder may sell these securities to or through underwriters, and also to other purchasers or through dealers or agents, or through any combination of these methods, on a continuous or delayed basis. The names of the underwriters will be set forth in the accompanying prospectus supplement.
       This prospectus may not be used to consummate sales of ADSs unless accompanied by a prospectus supplement.
       Investing in these securities involves risks. See “Risk Factors” beginning on page 6.

       Neither the Securities and Exchange Commission nor any other regulatory body has approved or disapproved of these securities or passed upon the accuracy or adequacy of this prospectus. Any representation to the contrary is a criminal offense.

Prospectus dated September 18, 2006.

PROSPECTUS
ABOUT THIS PROSPECTUS
       This prospectus is part of a registration statement on Form F-3 that we filed with the U.S. Securities and Exchange Commission, which we refer to as the SEC, utilizing a “shelf” registration process. Under this shelf registration process, we or certain of our shareholders may sell the securities described in this prospectus in one or more offerings. This prospectus provides you with a general description of the securities we or any selling shareholder may offer. Each time we or a selling shareholder offers securities pursuant to this prospectus, we will attach a prospectus supplement to the front of this prospectus that will contain specific information about the terms of those securities and their offering. We may also add, update or change information contained in this prospectus by means of a prospectus supplement or by incorporating by reference information that we file or furnish to the SEC. The registration statement that we filed with the SEC includes exhibits that provide more detail on the matters discussed in this prospectus. Before you invest in any securities offered by this prospectus, you should read this prospectus, any related prospectus supplements and the related exhibits filed with the SEC, together with the additional information described under the heading “Where You Can Find More Information” and “Incorporation By Reference”.
       In this prospectus, unless otherwise specified or the context otherwise requires, the terms “we”, “us”, “our company”, “our” and “Focus Media” refer to Focus Media Holding Limited, its predecessor entities and subsidiaries, and, in the context of describing our operations, also include our affiliated Chinese entities. “China” and “PRC” refer to the People’s Republic of China, excluding Taiwan, Hong Kong and Macau. References to “US$”, “$” and “U.S. dollars” in this prospectus are to the currency of the United States of America.

       You should rely only on the information incorporated by reference or provided in this prospectus or any prospectus supplement. Neither we nor any selling shareholder has authorized anyone to provide you with different information. If anyone provides you with different or inconsistent information, you should not rely on it. Neither we nor any selling shareholder will make an offer of these securities in any jurisdiction where it is unlawful. You should assume that the information in this prospectus or any prospectus supplement, as well as the information we have previously filed with the SEC or incorporated by reference in this prospectus, is accurate only as of the date of the documents containing the information.

i

SUMMARY
About Focus Media Holding Limited
       We operate the largest out-of-home advertising network in China using audiovisual television displays, based on the number of locations and number of flat-panel television displays in our network. It is our goal to create the largest multi-platform out-of-home advertising network in China, reaching urban consumers at strategic locations over a number of media formats, including audiovisual television displays in buildings and stores, advertising poster frames and other new and innovative media, such as outdoor light-emitting diode, or LED, digital billboard, mobile handset and movie theater advertising networks. To date, our out-of-home advertising network consists of the following:

•	our commercial location network, which refers to our network of flat-panel television displays placed in high-traffic areas of commercial buildings, such as in lobbies and near elevators, as well as in beauty parlors, karaoke parlors, golf country clubs, auto shops, banks, pharmacies, hotels, airports, airport shuttle buses and in-air flights. Our commercial location network is also marketed to advertisers as six separate channels targeting different types of consumers: our premier A and B office building channels, our travel channel, our fashion channel, our elite channel and our healthcare channel;

•	our in-store network, which refers to our network of flat-panel television displays placed in specific product areas such as the personal care and food and beverage sections and other store locations with high-traffic concentration such as the main aisles and check-out lines in large-scale chain retail stores, which are referred to in China as hypermarkets, as well as inside selected supermarkets and convenience stores;

•	our poster frame network, which refers to our network of advertising poster frames placed mainly in the elevators and public areas of residential complexes which we market under the brand name Framedia;

•	our mobile handset advertising network, which refers to our wireless access protocol-, or WAP-, based mobile handset advertising services offered on the mobile telecommunications networks of China Mobile Communications Corporation, or China Mobile, and China United Telecommunications Corporation, or China Unicom;

•	our outdoor LED network, which refers to our network of leased 5’ X 5’ LED digital billboards installed on the street-sides in major shopping districts and other locations with high pedestrian traffic in Shanghai; and

•	our movie theater advertising network, which refers to our right to sell advertising time on movie screens for the three minutes prior to movie screenings at movie theaters in China through our subsidiary Appreciate Capital Ltd., or ACL, and its affiliated Chinese entity.
       We derive revenue principally by:

•	selling advertising time slots on our commercial location, in-store, outdoor LED and movie theater advertising networks;

•	selling frame space on our poster frame network; and

•	selling advertisements on our WAP-based mobile handset advertising network.

Our Strategy
       Our objective is to become the leading multi-platform advertising media brand in China’s advertising industry. We intend to achieve this objective by implementing the following strategies:

•	Enhance our market position and revenues by expanding our networks;

•	Identify and create new networks and advertising channels that target specific consumer demographics and expand network capacity;

•	Promote our brand name and augment our service offerings to attract a wider client base and increase revenues; and

•	Continue to explore new digital media opportunities to target segmented consumer groups.
Our Corporate History and Structure
       Our predecessor company, Shanghai Aiqi Advertisement Co., Ltd., or Aiqi Advertisement, was established by immediate family members of our Chairman and Chief Executive Officer, Jason Nanchun Jiang in September 1997 and operated as an advertising agency. In May 2003, Aiqi Advertisement discontinued its advertising agency business, was renamed Shanghai Focus Media Advertisement Co., Ltd., commenced operation of our out-of-home television advertising network in China and reorganized its shareholdings. At the same time, we entered into arrangements with Focus Media Advertisement that resulted in the consolidation of Focus Media Advertisement. Following this reorganization Jason Nanchun Jiang continued to hold a controlling interest in Focus Media Advertisement. In conjunction with the change in our business model in May 2003 and to facilitate foreign investment in our company, we established our offshore holding company, Focus Media Holding Limited, as a company registered in the British Virgin Islands. On April 1, 2005, we completed the process of changing Focus Media Holding Limited’s corporate domicile to the Cayman Islands and we are now a Cayman Islands company. On July 13, 2005, our ADSs were listed for quotation on the Nasdaq Global Market and on July 19, 2005, we and certain of our shareholders completed an initial public offering and sale of 11,615,000 ADSs.
       Due to PRC government restrictions that apply to foreign investment in China’s advertising industry, our advertising business is currently conducted through contractual arrangements among us, our subsidiaries and our consolidated affiliated entities in China, principally Shanghai Focus Media Advertisement Co., Ltd., or Focus Media Advertisement, and its subsidiaries, and Shanghai Focus Media Defeng Advertisement Co., Ltd., or Focus Media Defeng. Focus Media Advertisement, several of its subsidiaries, Focus Media Defeng and Shanghai New Focus Media Advertisement Co., Ltd., or New Focus Media Advertisement, Shanghai New Structure Advertisement Co., Ltd., or New Structure Advertisement, Shanghai Framedia Advertisement Development Co., Ltd., or Framedia Advertisement, Guangdong Shiji Shenghuo Advertisement Co., Ltd., or Guangdong Framedia, and Beijing Focus Media Wireless Co., Ltd., or Focus Media Wireless, Beijing Yangshi Sanwei Advertisement Co., Ltd., or Beijing Sanwei and Shenzhen Yangshi Sanwei Advertisement Co., Ltd., or Shenzhen Sanwei, hold the requisite licenses to provide advertising services in China. Except for New Focus Media Advertisement, which is our indirect subsidiary, we refer to these companies collectively as our PRC operating affiliates. These contractual arrangements enable us to:

•	exercise effective control over our PRC operating affiliates and their respective subsidiaries;

•	receive a substantial portion of the economic benefits from our PRC operating affiliates and their respective subsidiaries; and

•	have an exclusive option to purchase all or part of the equity interests in our PRC operating affiliates and all or part of the equity interests in Focus Media Advertisement’s subsidiaries, as well as all or part of the assets of Focus Media Advertisement, in each case when and to the extent permitted by PRC law.

Recent Developments
       In January 2006, we acquired Infoachieve Limited and its consolidated subsidiaries and affiliates, which we refer to as Framedia, which operates a network of advertising poster frames placed primarily in elevators and public areas of residential complexes in China.
       In January 2006, we and certain of our shareholders completed a public offering and sale of 7,415,389 ADSs.
       In January 2006, we acquired Skyvantage Group Limited, or Skyvantage, which operates a local out-of-home poster frame advertising network placed in commercial and residential buildings for a purchase price of $5,000,000.
       In February 2006, we acquired Target Media Holdings Limited, or Target Media. Target Media operates an out-of-home advertising network using flat-panel displays placed in elevator lobbies and other public areas in commercial buildings, hospitals, hotels, banks, residential buildings, convenience stores and other locations in cities in China. Other than holding their existing contracts, the original Target Media entities no longer conduct any operations and their operations have been integrated with our operations.
       In March 2006, we acquired Dotad Media Holdings, which operates a mobile-phone advertising service in China through China Mobile and China Unicom’s mobile phone networks. Following the acquisition of Dotad Media Holdings, we renamed the acquired company Focus Media Wireless Co., Ltd., which is also referred to as Focus Media Wireless in this prospectus.
       In June 2006, we and certain of our shareholders completed a public offering and sale of 7,700,000 ADSs.
       In July 2006, we also added three new regional distributors to our out-of-home television network.
       In August 2006, we acquired Pinone Advertisement Co., Ltd., or Pinone, a British Virgin Islands company which operates an advertising poster frame network in Shanghai through its PRC affiliated entity similar to our poster frame advertising network. Under the terms of the share purchase agreement, we acquired 100% of the equity of Pinone for a total consideration of RMB 30.0 million ($3.7 million) payable in three installments, of which approximately $1.4 million has been paid.
       In September 2006, we completed the acquisition of 70% of the equity interest in ACL, a British Virgin Islands company. ACL, through its affiliated PRC entity, leases screen time from movie theaters in cities in China, which it then sells as screen time slots to advertisers. Under its contracts with movie theaters, ACL has the right to three minutes of screen time prior to the screening of each movie shown in the theater. Under the terms of the share purchase agreement, we made an initial deposit payment of $2.8 million to the shareholders of ACL upon signing of the share purchase agreement in July 2006. We will pay the shareholders of ACL additional earn-out payments calculated according to their attainment of certain earnings targets in respect of each of the years ending August 31, 2006, 2007 and 2008 and subject to the attainment of certain gross margin targets.
We have scheduled our annual general shareholders meeting for October 20, 2006. The matters to be covered at the meeting include:

•	The election of three directors — David Yu, Charles Chao and Daqing Qi — to full three year terms on the board of directors. Each of them was previously appointed between annual general meetings by the board of directors pursuant to the board’s power to appoint directors on an interim basis under our amended and restated memorandum and articles of association.

•	To increase the maximum allowable number of directors of the board to 13 from the current maximum of seven.

•	To approve the 2006 Employee Share Option Plan, of the 2006 Plan. If the 2006 Plan is approved at the annual general meeting, in the three years following the approval of the 2006 Plan, we will be authorized to issue up to 3.6% of our issued and outstanding share capital as of the date of the annual general meeting.

•	The ratification and reappointment of Deloitte Touche Tohmatsu CPA Ltd. as our independent auditors for 2006.
Shareholders present at the annual general meeting may also propose other matters for the consideration of the shareholders meeting. Only those shareholders who held our shares or ADSs representing our shares as of August 28, 2006 may participate in this year’s annual general shareholders meeting, and investors who purchase shares in this offering will not be entitled to vote the ADSs purchased in this offering at this year’s shareholders meeting.
Our Offices
       Our principal executive offices are located at 28-30/F, Zhao Feng World Trade Building, 369 Jiangsu Road, Shanghai 200050 PRC, and our telephone number is +(86-21) 3212-4661.
The Offering
       Under this prospectus, we and/or certain of our shareholders may, from time to time, sell our ADSs in one or more offerings. See “Plan of Distribution” below.
WHERE YOU CAN FIND MORE INFORMATION
       We are subject to periodic reporting and other informational requirements of the Securities Exchange Act of 1934, as amended, or the Exchange Act, as applicable to foreign private issuers. Accordingly, we are required to file reports, including annual reports on Form 20-F, and other information with the SEC. As a foreign private issuer, we are exempt from the rules of the Exchange Act prescribing the furnishing and content of proxy statements to shareholders under the federal proxy rules contained in Sections 14(a), (b) and (c) of the Exchange Act, and our executive officers, directors and principal shareholders are exempt from the reporting and short-swing profit recovery provisions contained in Section 16 of the Exchange Act. The reports and other information so filed can be inspected and copied at the public reference facilities maintained by the SEC at 100 F Street, N.E., Washington, D.C. 20549. You can request copies of these documents upon payment of a duplicating fee, by writing to the SEC. Please call the SEC at 1-800-SEC-0330 for further information on the operation of the public reference rooms.
       The SEC also maintains an Internet website at http://www.sec.gov that contains reports, proxies, information statements and other material that are filed through the SEC’s Electronic Data Gathering, Analysis and Retrieval (EDGAR) system and filed electronically with the SEC.
       We will furnish to Citibank, N.A., as depositary of our ADSs, our annual reports. When the depositary receives these reports, it will upon our request promptly provide them to all holders of record of ADSs. We will also furnish the depositary with all notices of shareholders’ meetings and other reports and communications in English that we make available to our shareholders. The depositary will make these notices, reports and communications available to holders of ADSs and will upon our request mail to all holders of record of ADSs the information contained in any notice of a shareholders’ meeting it receives.
       Our ADSs are quoted on the Nasdaq Global Market under the symbol “FMCN”. You may inspect certain reports and other information concerning us at the offices of the National Association of Securities Dealers, Inc., 1735 K Street, N.W., Washington, D.C. 20006.

       Information about us is also available on our website at http://www.focusmedia.cn. Such information on our website is not part of this prospectus.
INCORPORATION BY REFERENCE
       The rules of the SEC allow us to incorporate by reference information into this prospectus. The information incorporated by reference is considered to be a part of this prospectus. Any statement contained in a document incorporated or deemed to be incorporated by reference shall be deemed to be modified or superseded for purposes of this registration statement to the extent that a statement contained in this prospectus or in any other subsequently filed document which is incorporated or deemed to be incorporated by reference modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this registration statement.
       The following documents filed with the SEC are incorporated in this prospectus by reference:
       (1) Our annual report on Form 20-F for the year ended December 31, 2005 (File No. 000-51387) which we filed with the SEC on June 28, 2006; and
       (2) Our reports on Form 6-K furnished to the SEC since June 28, 2006, including the reports on Form 6-K furnished to the SEC on July 20 and August 21, 2006.
       We also incorporate by reference in this prospectus all subsequent annual reports filed with the SEC on Form 20-F under the Exchange Act and those of our reports submitted to the SEC on Form 6-K that we specifically identify in such form as being incorporated by reference in this prospectus after the date hereof and prior to the completion of an offering of securities under this prospectus.
       In addition, all reports and other documents filed or submitted by Focus Media pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act subsequent to the date hereof and prior to the termination of an offering pursuant to this prospectus shall be deemed to be incorporated by reference in this prospectus and to be part of this prospectus from the date of filing or submission of such reports and documents.
       You may also obtain copies of these documents free of charge by contacting us at our address or telephone number set forth below:
Focus Media Holding Limited
28-30/F, Zhao Feng World Trade Building
369 Jiangsu Road
Shanghai 200050
China
Attn: Jie Chen, Investor Relations
+(86-21) 3212-4661

RISK FACTORS
       In addition to the factors discussed below, you should carefully consider the important factors set forth under the heading “Risk Factors” in our annual report on Form 20-F for the year ended December 31, 2005, which is incorporated in this prospectus by reference, and the accompanying prospectus supplement before investing in any securities that may be offered hereunder. Any of these risks could have a material adverse effect on our business, financial condition and results of operations. In any such case, the market price of our ADSs could decline and you may lose all or part of your investment.
Risks Relating to Our Business
We may become a passive foreign investment company, or PFIC, which could result in adverse U.S. tax consequences to U.S. investors.
       Based upon the past and projected composition of our income and valuation of our assets, including goodwill, we believe we were not a passive foreign investment company for 2005, we do not expect to be a passive foreign investment company for 2006, and we do not expect to become one in the future, although there can be no assurance in this regard. If, however, we were a passive foreign investment company, such characterization could result in adverse U.S. tax consequences to you if you are a U.S. investor. For example, if we are a PFIC, our U.S. investors will become subject to increased tax liabilities under U.S. tax laws and regulations and will become subject to burdensome reporting requirements. The determination of whether or not we are a PFIC is made on an annual basis and will depend on the composition of our income and assets from time to time. Specifically, we will be classified as a PFIC for U.S. tax purposes if either: (i) 75% or more of our gross income in a taxable year is passive income, or (ii) the average percentage of our assets by value in a taxable year which produce or are held for the production of passive income (which includes cash) is at least 50%. The calculation of the value of our assets will be based, in part, on the then market value of our ADSs, which is subject to change. In addition, the composition of our income and assets will be affected by how, and how quickly, we spend the cash we raise in an offering. We cannot assure you that we will not be a PFIC for 2006 or any future taxable year. For more information on PFICs, see “Taxation — United States Federal Income Taxation”.
Risks Relating to the Offering and Our ADSs
The price of our ADSs has been volatile and may continue to be volatile, which may make it difficult for holders to resell the ADSs when desired or at attractive prices.
       The trading price of our ADSs has been and may continue to be subject to wide fluctuations. Since July 13, 2005, the closing prices of our ADSs on the Nasdaq Global Market has ranged from $17.60 to $69.95 per ADS and the last reported sale price on September 15, 2006 was $57.76. Our ADS price may fluctuate in response to a number of events and factors. The financial markets in general, and the market prices for many PRC companies in particular, have experienced extreme volatility that often has been unrelated to the operating performance of such companies.
       In addition to market and industry factors, the price and trading volume for our ADSs may be highly volatile for specific business reasons. Factors such as variations in our revenues, earnings and cash flow, announcements of new investments, cooperation arrangements or acquisitions, and fluctuations in market prices for our advertising network could cause the market price for our ADSs to change substantially. Any of these factors may result in large and sudden changes in the volume and price at which our ADSs will trade. We cannot give any assurance that these factors will not occur in the future.

The sale or availability for sale of substantial amounts of our ADSs could adversely affect their market price.
       Sales of substantial amounts of our ADSs in the public market, or the perception that these sales could occur, could adversely affect the market price of our ADSs and could materially impair our future ability to raise capital through offerings of our ADSs. For example, we issued 22,157,003 new ordinary shares in connection with our acquisition of Framedia and in 2007 we may be required to issue additional new ordinary shares based on a fixed ordinary share price of $2.456 per ordinary share up to $88.0 million to the former shareholders of Framedia if Framedia meets agreed upon earnings and operating targets in 2006. In addition, upon completion of our acquisition of Target Media in February 2006, we issued 77.0 million of our ordinary shares to the current shareholders of Target Media Holdings. We may also be required to issue up to 3.0 million of our ordinary shares to the former shareholders of Focus Media Wireless based on certain earnings targets for 2006 and 2007. We may also be required to issue shares to the shareholders of ACL in connection with our acquisition of ACL based on certain earnings targets for the years ending August 31, 2007 and 2008.
       There are 533,983,093 ordinary shares (equivalent to 53,398,309 ADSs) outstanding as of the date of this prospectus. In addition, as of September 15, 2006, there were outstanding options to purchase 36,102,420 ordinary shares, 15,244,490 of which are exercisable as of that date. 184,573,899 of our ordinary shares outstanding as of the date of this prospectus are “restricted securities” as defined in Rule 144 and may not be sold in the absence of registration other than in accordance with Rule 144 under the Securities Act of 1933, as amended, or Securities Act, or another exemption from registration thereunder.
       We and certain of our shareholders may agree not to sell our ordinary shares or ADSs from time to time. In order to facilitate an offering, we or other persons may release ordinary shares that are locked-up from restrictions. We cannot predict what effect, if any, market sales of securities held by our significant shareholders or any other shareholder or the availability of these securities for future sale will have on the market price of our ADSs. See the accompanying prospectus supplement for a more detailed description of the restrictions on selling our securities after this offering.
A significant percentage of our outstanding ordinary shares is beneficially owned by Jason Nanchun Jiang, our founder, chairman and chief executive officer, and as a result, he may have significantly greater influence on us and our corporate actions by nature of the size of his shareholdings relative to our public shareholders.
       Jason Nanchun Jiang beneficially owns, through his 100% ownership of JJ Media Investment Holding Ltd., approximately 16.48% of our outstanding ordinary shares. Jason Nanchun Jiang is currently and is expected to remain an affiliate within the meaning of the Securities Act after the offering of our ADSs, due to the size of his respective shareholdings in us after the offering. Accordingly, Jason Nanchun Jiang has significant influence in determining the outcome of any corporate transaction or other matter submitted to the shareholders for approval, including mergers, consolidations and the sale of all or substantially all of our assets, election of directors and other significant corporate actions. Further, Jason Nanchun Jiang is an 85% shareholder of our affiliated PRC entity, Focus Media Advertisement, with which we have contractual arrangements that are essential to our business. The continuing cooperation of Focus Media Advertisement, and its shareholders, branches and subsidiaries, is important to the viability of our business. In certain cases, if we do not procure Jason Nanchun Jiang’s consent, we may be prohibited from entering into transactions or conducting business that could be beneficial to us. Accordingly, Mr. Jiang’s control of Focus Media Advertisement could hinder any change in control of our business, particularly where such change of control would benefit shareholders other than Mr. Jiang. It would be difficult for us to change our corporate structure if any disputes arise between us and Mr. Jiang or if he fails to carry out his contractual and fiduciary obligations to us. Thus, Jason Nanchun Jiang’s interests as an officer and employee may differ from his interests as a shareholder or from the interests of our other shareholders, including you.
Anti-takeover provisions in our charter documents may discourage our acquisition by a third party, which could limit our shareholders’ opportunity to sell their shares at a premium.
       Our amended and restated memorandum and articles of association include provisions that could limit the ability of others to acquire control of us, modify our structure or cause us to engage in change-of-control transactions. These provisions could have the effect of depriving our shareholders of an opportunity to sell their shares at a premium over prevailing market prices by discouraging third parties from seeking to obtain control of us in a tender offer or similar transaction.
       For example, our board of directors will have the authority, without further action by our shareholders, to issue preference shares in one or more series and to fix the powers and rights of these shares, including dividend rights, conversion rights, voting rights, terms of redemption and liquidation preferences, any or all of which may be greater than the rights associated with our ordinary shares. Preference shares could thus be issued quickly with terms calculated to delay or prevent a change in control or make removal of management more difficult. In addition, if the Board of Directors issues preference shares, the market price of our ordinary shares may fall and the voting and other rights of the holders of our ordinary shares may be adversely affected.
       In addition, some actions require the approval of a supermajority of at least two thirds of our board of directors which, among other things, would allow our non-independent directors to block a variety of actions or transactions, such as a merger, asset sale or other change of control, even if all of our independent directors unanimously voted in favor of such action, further depriving our shareholders of an opportunity to sell their shares at a premium. In addition, our directors serve terms of three years each, which terms are not staggered. The length of these terms could present an additional obstacle against the taking of action, such as a merger or other change of control, that could be in the interest of our shareholders.
We are a Cayman Islands company and, because judicial precedent regarding the rights of shareholders is more limited under Cayman Islands law than under U.S. law, you may have less protection of your shareholder rights than you would under U.S. law.
       Our corporate affairs are governed by our amended and restated memorandum and articles of association, the Companies Law (2004 Revision) Cap. 22 of the Cayman Islands, or the Companies Law, and the common law of the Cayman Islands. The rights of shareholders to take action against the directors, actions by minority shareholders and the fiduciary responsibilities of our directors to us under Cayman Islands law are to a large extent governed by the common law of the Cayman Islands. The common law of the Cayman Islands is derived in part from comparatively limited judicial precedent in the Cayman Islands as well as from English common law, which has persuasive, but not binding, authority on a court in the Cayman Islands. The rights of our shareholders and the fiduciary responsibilities of our directors under Cayman Islands law are not as clearly established as they would be under statutes or judicial precedent in some jurisdictions in the United States. In particular, the Cayman Islands has a less developed body of securities laws than the United States. In addition, some U.S. states, such as Delaware, have more fully developed and judicially interpreted bodies of corporate law than the Cayman Islands.
       As a result of all of the above, public shareholders may have more difficulty in protecting their interests in the face of actions taken by management, members of the board of directors or controlling shareholders than they would as public shareholders of a U.S. company.
Judgments obtained against us by our shareholders may not be enforceable.
       We are a Cayman Islands company and substantially all of our assets are located outside of the United States. All of our current operations are conducted in the PRC. In addition, most of our directors and officers are nationals and residents of countries other than the United States. A substantial portion of the assets of these persons are located outside the United States. As a result, it may be difficult for you to effect service of process within the United States upon these persons. It may also be difficult for you to enforce in U.S. courts judgments obtained in U.S. courts based on the civil liability provisions of the U.S. federal securities laws against us and our officers and directors, most of whom are not resident in the United States and the substantial majority of whose assets are located outside of the United States. In addition, there is uncertainty as to whether the courts of the Cayman Islands or the PRC would recognize or enforce judgments of United States courts against us or such persons predicated upon the civil liability provisions of the securities laws of the United States or any state. In addition, there is uncertainty as to whether such Cayman Islands or PRC courts would be competent to hear original actions brought in the Cayman Islands or the PRC against us or such persons predicated upon the securities laws of the United States or any state.
The voting rights of holders of ADSs are limited by the terms of the deposit agreement.
       Holders of our ADSs may only exercise their voting rights with respect to the underlying ordinary shares in accordance with the provisions of the deposit agreement. Upon receipt of voting instructions from a holder of ADSs in the manner set forth in the deposit agreement, the depositary will endeavor to vote the underlying ordinary shares in accordance with these instructions. Under our amended and restated memorandum and articles of association and Cayman Islands law, the minimum notice period required for convening a general meeting is ten days. When a general meeting is convened, you may not receive sufficient notice of a shareholders’ meeting to permit you to withdraw your ordinary shares to allow you to cast your vote with respect to any specific matter at the meeting. In addition, the depositary and its agents may not be able to send voting instructions to you or carry out your voting instructions in a timely manner. We will make all reasonable efforts to cause the depositary to extend voting rights to you in a timely manner, but we cannot assure you that you will receive the voting materials in time to ensure that you can instruct the depositary to vote your shares. Furthermore, the depositary and its agents will not be responsible for any failure to carry out any instructions to vote, for the manner in which any vote is cast or for the effect of any such vote. As a result, you may not be able to exercise your right to vote and you may lack recourse if your ordinary shares are not voted as you requested.
The depositary for our ADSs will give us a discretionary proxy to vote our ordinary shares underlying your ADSs if you do not vote at shareholders’ meetings, except in limited circumstances, which could adversely affect your interests.
       Under the deposit agreement for the ADSs, the depositary will give us a discretionary proxy to vote our ordinary shares underlying your ADSs at shareholders’ meetings if you do not vote, unless:

•	we have failed to timely provide the depositary with our notice of meeting and related voting materials;

•	we have instructed the depositary that we do not wish a discretionary proxy to be given;

•	we have informed the depositary that there is substantial opposition as to a matter to be voted on at the meeting;

•	a matter to be voted on at the meeting would have a material adverse impact on shareholders; or

•	voting at the meeting is made on a show of hands.
       The effect of this discretionary proxy is that you cannot prevent our ordinary shares underlying your ADSs from being voted, absent the situations described above, and it may make it more difficult for shareholders to influence the management of our company. Holders of our ordinary shares are not subject to this discretionary proxy.

You may not receive distributions on our ordinary shares or any value for them if it is illegal or impractical to make them available to you.
       The depositary of our ADSs has agreed to pay you the cash dividends or other distributions it or the custodian for our ADSs receives on our ordinary shares or other deposited securities after deducting its fees and expenses. You will receive these distributions in proportion to the number of our ordinary shares your ADSs represent. However, the depositary is not responsible if it is unlawful or impractical to make a distribution available to any holders of ADSs. For example, it would be unlawful to make a distribution to a holder of ADSs if it consists of securities that require registration under the Securities Act but that are not properly registered or distributed pursuant to an applicable exemption from registration. The depositary is not responsible for making a distribution available to any holders of ADSs if any government approval or registration required for such distribution cannot be obtained after reasonable efforts made by the depositary. We have no obligation to take any other action to permit the distribution of our ADSs, ordinary shares, rights or anything else to holders of our ADSs. This means that you may not receive the distributions we make on our ordinary shares or any value for them if it is illegal or impractical for us to make them available to you. These restrictions may have a material and adverse effect on the value of your ADSs.
You may be subject to limitations on transfer of your ADSs.
       Your ADSs represented by American Depositary Receipts are transferable on the books of the depositary. However, the depositary may close its books at any time or from time to time when it deems expedient in connection with the performance of its duties. The depositary may close its books from time to time for a number of reasons, including in connection with corporate events such as a rights offering, during which time the depositary needs to maintain an exact number of ADS holders on its books for a specified period. The depositary may also close its books in emergencies, and on weekends and public holidays. The depositary may refuse to deliver, transfer or register transfers of our ADSs generally when our books or the books of the depositary are closed, or at any time if we or the depositary thinks it is advisable to do so because of any requirement of law or any government or governmental body, or under any provision of the deposit agreement, or for any other reason.

FORWARD-LOOKING STATEMENTS
       This prospectus, including the documents incorporated by reference herein, and any related prospectus supplement contains forward-looking statements that are based on our current expectations, assumptions, estimates and projections about us and our industry. All statements other than statements of historical fact in this prospectus, the documents incorporated by reference and any related prospectus supplement, are forward-looking statements. These forward-looking statements can be identified by words or phrases such as “may”, “will”, “expect”, “anticipate”, “estimate”, “plan”, “believe”, “is/are likely to” or other similar expressions. The forward-looking statements included in this prospectus, the documents incorporated by reference and any related prospectus supplement, relate to, among others:

•	our goals and strategies;

•	our future business development, financial condition and results of operations;

•	projected revenues, profits, earnings and other estimated financial information;

•	our ability to complete acquisitions we have entered into and costs related to and potential liabilities resulting from completing such acquisitions and integrating the acquired companies into our business;

•	achieving anticipated or potential synergies with companies we acquire, including Framedia, Target Media, Focus Media Wireless and ACL;

•	our plans to expand our advertising network into new cities and regions in China and diversify into new networks and advertising channels such as airports, hospitals and other possible commercial locations;

•	the growth or acceptance of our in-store network, our outdoor LED network, Framedia’s poster frame network and our movie theater network;

•	our plan to develop our business into a multi-platform out-of-home advertising network, including through operation of Focus Media Wireless’s mobile phone network advertising services and our movie theater network;

•	our plan to identify and create additional advertising channels that target specific consumer demographics, which could allow us to increase our advertising revenue;

•	competition in the PRC advertising industry;

•	the expected growth in the urban population, consumer spending, average income levels and advertising spending levels;

•	PRC governmental policies and regulations relating to the advertising industry and regulations and policies promulgated by the State Administration of Foreign Exchange;

•	other risks outlined in our filings with the SEC; and

•	risks identified in “Risk Factors” in this prospectus and those under the caption “Key Information — Risk Factors” in our annual report on Form 20-F for the year ended December 31, 2005.

       These forward-looking statements involve various risks and uncertainties. Although we believe that our expectations expressed in these forward-looking statements are reasonable, we cannot assure you that our expectations will turn out to be correct. Actual results, performance or events may differ materially from those in such statements.
       The forward-looking statements made in this prospectus, the documents incorporated by reference and any related prospectus supplement, relate only to events or information as of the date on which the statements are made in this prospectus, the documents incorporated by reference and any related prospectus supplement. We undertake no obligation to update any forward-looking statements to reflect events or circumstances after the date on which the statements are made or to reflect the occurrence of unanticipated events.

USE OF PROCEEDS
       Unless otherwise indicated in an accompanying prospectus supplement, (i) we will not receive any of the proceeds from the sale of ADSs by any selling shareholder and (ii) we will add the net proceeds from our sale of the ADSs under this prospectus to our general funds and will use them for funding capital expenditures, working capital, any potential future acquisitions and general corporate purposes.

DESCRIPTION OF SHARE CAPITAL
       As of the date hereof, our authorized share capital is $990,000 divided into 19,800,000,000 shares, par value $0.00005 per share, and the issued share capital is $26,699.15 divided into 533,983,093 ordinary shares fully paid or credited as fully paid.
       We were incorporated as Focus Media Holding Limited in the British Virgin Islands on April 11, 2003 as an international business company. On April 1, 2005, we changed our corporate domicile to the Cayman Islands, becoming an exempted company with limited liability under the Companies Law (2004 Revision) Cap. 22 of the Cayman Islands, or the Companies Law. Our shareholders who are non-residents of the Cayman Islands may freely hold and vote their shares. A Cayman Islands exempted company:

•	is a company that conducts its business outside of the Cayman Islands;

•	is exempted from certain requirements of the Companies Law, including a filing of an annual return of its shareholders with the Registrar of Companies or the Immigration Board;

•	does not have to make its register of shareholders open to inspection; and

•	may obtain an undertaking against the imposition of any future taxation.
       The following summarizes the terms and provisions of our share capital upon the completion of this offering, as well as the material applicable laws of the Cayman Islands. This summary is not complete, and is qualified in its entirety by reference to our amended and restated memorandum and articles of association, in each case, as in effect on the date of this prospectus.
       The following discussion primarily concerns ordinary shares and the rights of holders of ordinary shares. The holders of ADSs will not be treated as our shareholders and will be required to surrender their ADSs for cancellation and withdrawal from the depositary facility in which the ordinary shares are held in order to exercise shareholders’ rights in respect of the ordinary shares. The depositary will agree, so far as it is practical, to vote or cause to be voted the amount of ordinary shares represented by ADSs in accordance with the non-discretionary written instructions of the holders of such ADSs.
Meetings
       Subject to our regulatory requirements, an annual general meeting and any extraordinary general meeting shall be called by not less than 10 days’ notice in writing. Notice of every general meeting will be given to all of our shareholders other than those that, under the provisions of our amended and restated articles of association or the terms of issue of the ordinary shares they hold, are not entitled to receive such notices from us, and also to our principal external auditors. Extraordinary general meetings may be called only by the chairman of our board of directors or a majority of our board of directors, and may not be called by any other person. All business shall be deemed extraordinary that is transacted at an extraordinary general meeting, and also all business that is transacted at an annual general meeting other than with respect to (1) declarations of dividends, (2) the adoption of our financial statements and reports of directors and auditors thereon, (3) the granting of any mandate or authority to our directors, to grant options not in excess of 20% of the nominal value of our existing issued share capital, (4) our ability to repurchase our securities, (5) the election of directors, (6) the appointment of auditors (where special notice of the intention to make such appointment is not required by the Companies Law) and other officers, and (7) the fixing of the remuneration of the auditors and the voting of remuneration or extra remuneration to the directors.
       Notwithstanding that a meeting is called by shorter notice than that mentioned above, but, subject to applicable regulatory requirements, it will be deemed to have been duly called, if it is so agreed (1) in the case of a meeting called as an annual general meeting by all of our shareholders entitled to attend and vote at the meeting; or (2) in the case of any other meeting, by a majority in number of our shareholders having a right to attend and vote at the meeting, being a majority together holding not less than 75% in nominal value of the ordinary shares giving that right.
       At any general meeting, two shareholders entitled to vote and present in person or by proxy that represent not less than one-third of our issued and outstanding voting shares will constitute a quorum. No business other than the appointment of a chairman may be transacted at any general meeting unless a quorum is present at the commencement of business. However, the absence of a quorum will not preclude the appointment of a chairman. If present, the chairman of our board of directors shall be the chairman presiding at any shareholders meetings.
       A corporation being a shareholder shall be deemed for the purpose of our amended and restated articles of association to be present in person if represented by its duly authorized representative being the person appointed by resolution of the directors or other governing body of such corporation to act as its representative at the relevant general meeting or at any relevant general meeting of any class of our shareholders. Such duly authorized representative shall be entitled to exercise the same powers on behalf of the corporation which he represents as that corporation could exercise if it were our individual shareholder.
       The quorum for a separate general meeting of the holders of a separate class of shares is described in “— Modification of Rights” below.
Voting Rights Attaching to the Shares
       Subject to any special rights or restrictions as to voting for the time being attached to any shares, at any general meeting on a show of hands every shareholder who is present in person or by proxy (or, in the case of a shareholder being a corporation, by its duly authorized representative) shall have one vote, and on a poll every shareholder present in person or by proxy (or, in the case of a shareholder being a corporation, by its duly appointed representative) shall have one vote for each fully paid share which such shareholder is the holder.
       No shareholder shall be entitled to vote or be reckoned in a quorum, in respect of any share, unless such shareholder is registered as our shareholder at the applicable record date for that meeting and all calls or installments due by such shareholder to us have been paid.
       If a clearing house (or its nominee(s)) is our shareholder, it may authorize such person or persons as it thinks fit to act as its representative(s) at any meeting or at any meeting of any class of shareholders, provided that, if more than one person is so authorized, the authorization shall specify the number and class of shares in respect of which each such person is so authorized. A person authorized pursuant to this provision is entitled to exercise the same powers on behalf of the recognized clearing house (or its nominee(s)) as if such person was the registered holder of our shares held by that clearing house (or its nominee(s)) including the right to vote individually on a show of hands.
       While there is nothing under the laws of the Cayman Islands which specifically prohibits or restricts the creation of cumulative voting rights for the election of our directors, unlike the requirement under Delaware law that cumulative voting for the election of directors is permitted only if expressly authorized in the certificate of incorporation, it is not a concept that is accepted as a common practice in the Cayman Islands, and we have made no provisions in our amended and restated memorandum and articles of association to allow cumulative voting for such elections.
Protection of Minority Shareholders
       The Grand Court of the Cayman Islands may, on the application of shareholders holding not less than one fifth of our shares in issue, appoint an inspector to examine our affairs and report thereon in a manner as the Grand Court shall direct.

       Any shareholder may petition the Grand Court of the Cayman Islands which may make a winding up order, if the court is of the opinion that it is just and equitable that we should be wound up.
       Claims against us by our shareholders must, as a general rule, be based on the general laws of contract or tort applicable in the Cayman Islands or their individual rights as shareholders as established by our amended and restated memorandum and articles of association.
       The Cayman Islands courts ordinarily would be expected to follow English case law precedents which permit a minority shareholder to commence a representative action against, or derivative actions in our name to challenge (1) an act which is ultra vires or illegal, (2) an act which constitutes a fraud against the minority and the wrongdoers are themselves in control of us, and (3) an irregularity in the passing of a resolution which requires a qualified (or special) majority.
Pre-emption Rights
       There are no pre-emption rights applicable to the issue of new shares under either Cayman Islands law or our amended and restated memorandum and articles of association.
Liquidation Rights
       Subject to any special rights, privileges or restrictions as to the distribution of available surplus assets on liquidation for the time being attached to any class or classes of shares (1) if we are wound up and the assets available for distribution among our shareholders are more than sufficient to repay the whole of the capital paid up at the commencement of the winding up, the excess shall be distributed pari passu among those shareholders in proportion to the amount paid up at the commencement of the winding up on the shares held by them, respectively, and (2) if we are wound up and the assets available for distribution among the shareholders as such are insufficient to repay the whole of the paid-up capital, those assets shall be distributed so that, as nearly as may be, the losses shall be borne by the shareholders in proportion to the capital paid up at the commencement of the winding up on the shares held by them, respectively.
       If we are wound up, the liquidator may with the sanction of our special resolution and any other sanction required by the Companies Law, divide among our shareholders in specie or kind the whole or any part of our assets (whether they shall consist of property of the same kind or not) and may, for such purpose, set such value as the liquidator deems fair upon any property to be divided and may determine how such division shall be carried out as between the shareholders or different classes of shareholders. The liquidator may also vest any part of these assets in trustees upon such trusts for the benefit of the shareholders as the liquidator shall think fit, but so that no shareholder will be compelled to accept any assets, shares or other securities upon which there is a liability.
Modification of Rights
       Except with respect to share capital (as described below) alterations to our amended and restated memorandum and articles of association may only be made by special resolution of no less than two-thirds of votes cast at a meeting of the shareholders.
       Subject to the Companies Law of the Cayman Islands, all or any of the special rights attached to shares of any class (unless otherwise provided for by the terms of issue of the shares of that class) may be varied, modified or abrogated with the sanction of a special resolution passed at a separate general meeting of the holders of the shares of that class. The provisions of our articles of association relating to general meetings shall apply similarly to every such separate general meeting, but so that the quorum for the purposes of any such separate general meeting or at its adjourned meeting shall be a person or persons together holding (or represented by proxy) not less than one-third in nominal value of the issued shares of that class, every holder of shares of the class shall be entitled on a poll to one vote for every such share held by such holder and that any holder of shares of that class present in person or by proxy may demand a poll.
       The special rights conferred upon the holders of any class of shares shall not, unless otherwise expressly provided in the rights attaching to or the terms of issue of such shares, be deemed to be varied by the creation or issue of further shares ranking pari passu therewith.
Alteration of Capital
       We may from time to time by ordinary resolution:

•	increase our capital by such sum, to be divided into shares of such amounts, as the resolution shall prescribe;

•	consolidate and divide all or any of our share capital into shares of larger amount than our existing shares;

•	cancel any shares which at the date of the passing of the resolution have not been taken or agreed to be taken by any person, and diminish the amount of our share capital by the amount of the shares so cancelled subject to the provisions of the Companies Law;

•	sub-divide our shares or any of them into shares of smaller amount than is fixed by our amended and restated memorandum and articles of association, subject nevertheless to the Companies Law, and so that the resolution whereby any share is sub-divided may determine that, as between the holders of the share resulting from such subdivision, one or more of the shares may have any such preference or other special rights, over, or may have such deferred rights or be subject to any such restrictions as compared with the others as we have power to attach to unissued or new shares; and

•	divide shares into several classes and without prejudice to any special rights previously conferred on the holders of existing shares, attach to the shares respectively as preferential, deferred, qualified or special rights, privileges, conditions or such restrictions which in the absence of any such determination in general meeting may be determined by our directors.
       We may, by special resolution, subject to any confirmation or consent required by the Companies Law, reduce our share capital or any capital redemption reserve in any manner authorized by law.
Transfer of Shares
       Subject to any applicable restrictions set forth in our amended and restated memorandum and articles of association, any of our shareholders may transfer all or any of his or her shares by an instrument of transfer in the usual or common form or in a form prescribed by the Nasdaq Global Market or in any other form which our directors may approve.
       Our directors may decline to register any transfer of any share which is not paid up or on which we have a lien. Our directors may also decline to register any transfer of any share unless:

•	the instrument of transfer is lodged with us accompanied by the certificate for the shares to which it relates and such other evidence as our directors may reasonably require to show the right of the transferor to make the transfer;

•	the instrument of transfer is in respect of only one class of share;

•	the instrument of transfer is properly stamped (in circumstances where stamping is required);

•	in the case of a transfer to joint holders, the number of joint holders to whom the share is to be transferred does not exceed four; and

•	a fee of such maximum sum as the Nasdaq Global Market may determine to be payable or such lesser sum as our directors may from time to time require is paid to us in respect thereof.
       If our directors refuse to register a transfer, they shall, within two months after the date on which the instrument of transfer was lodged, send to each of the transferor and the transferee notice of such refusal.
       The registration of transfers may, on notice being given by advertisement in such one or more newspapers or by any other means in accordance with the requirements of the Nasdaq Global Market, be suspended and the register closed at such times and for such periods as our directors may from time to time determine; provided, however, that the registration of transfers shall not be suspended nor the register closed for more than 30 days in any year as our directors may determine.
Share Repurchase
       We are empowered by the Companies Law and our amended and restated memorandum and articles of association to purchase our own shares, subject to certain restrictions. Our directors may only exercise this power on our behalf, subject to the Companies Law, our amended and restated memorandum and articles of association and to any applicable requirements imposed from time to time by the U.S. Securities and Exchange Commission, the Nasdaq Global Market, or by any recognized stock exchange on which our securities are listed.
Dividends
       Subject to the Companies Law, we may declare dividends in any currency to be paid to our shareholders but no dividend shall be declared in excess of the amount recommended by our directors. Dividends may be declared and paid out of our profits, realized or unrealized, or from any reserve set aside from profits which our directors determine is no longer needed. Our board of directors may also declare and pay dividends out of the share premium account or any other fund or account which can be authorized for this purpose in accordance with the Companies Law.
       Except in so far as the rights attaching to, or the terms of issue of, any share otherwise provides (1) all dividends shall be declared and paid according to the amounts paid up on the shares in respect of which the dividend is paid, but no amount paid up on a share in advance of calls shall be treated for this purpose as paid up on that share and (2) all dividends shall be apportioned and paid pro rata according to the amounts paid upon the shares during any portion or portions of the period in respect of which the dividend is paid.
       Our directors may also pay any dividend that is payable on any shares semi-annually or on any other dates, whenever our financial position, in the opinion of our directors, justifies such payment.
       Our directors may deduct from any dividend or other moneys payable to any shareholder all sums of money (if any) presently payable by such shareholder to us on account of calls, installments or otherwise.
       No dividend or other money payable by us on or in respect of any share shall bear interest against us.
       In respect of any dividend proposed to be paid or declared on our share capital, our directors may resolve and direct that (1) such dividend be satisfied wholly or in part in the form of an allotment of shares credited as fully paid up, provided that our shareholders entitled thereto will be entitled to elect to receive such dividend (or part thereof if our directors so determine) in cash in lieu of such allotment or (2) the shareholders entitled to such dividend will be entitled to elect to receive an allotment of shares credited as fully paid up in lieu of the whole or such part of the dividend as our directors may think fit. We may also, on the recommendation of our directors, resolve in respect of any particular dividend that, notwithstanding the foregoing, it may be satisfied wholly in the form of an allotment of shares credited as fully paid up without offering any right of shareholders to elect to receive such dividend in cash in lieu of such allotment.
       Any dividend, interest or other sum payable in cash to the holder of shares may be paid by check or warrant sent by mail addressed to the holder at his registered address, or addressed to such person and at such addresses as the holder may direct. Every check or warrant shall, unless the holder or joint holders otherwise direct, be made payable to the order of the holder or, in the case of joint holders, to the order of the holder whose name stands first on the register in respect of such shares, and shall be sent at his or their risk and payment of the check or warrant by the bank on which it is drawn shall constitute a good discharge to us.
       All dividends unclaimed for one year after having been declared may be invested or otherwise made use of by our board of directors for the benefit of our company until claimed. Any dividend unclaimed after a period of six years from the date of declaration of such dividend may be forfeited and, if so forfeited, shall revert to us.
       Whenever our directors or our shareholders in general meeting have resolved that a dividend be paid or declared, our directors may further resolve that such dividend be satisfied wholly or in part by the distribution of specific assets of any kind, and in particular of paid up shares, debentures or warrants to subscribe for our securities or securities of any other company. Where any difficulty arises with regard to such distribution, our directors may settle it as they think expedient. In particular, our directors may issue fractional certificates, ignore fractions altogether or round the same up or down, fix the value for distribution purposes of any such specific assets, determine that cash payments shall be made to any of our shareholders upon the footing of the value so fixed in order to adjust the rights of the parties, vest any such specific assets in trustees as may seem expedient to our directors, and appoint any person to sign any requisite instruments of transfer and other documents on behalf of a person entitled to the dividend, which appointment shall be effective and binding on our shareholders.
Untraceable Shareholders
       We are entitled to sell any shares of a shareholder who is untraceable, provided that:

1. all checks or warrants in respect of dividends of such shares, not being less than three in number, for any sums payable in cash to the holder of such shares have remained uncashed for a period of twelve years prior to the publication of the advertisement and during the three months referred to in paragraph (3) below;

2. we have not during that time received any indication of the whereabouts or existence of the shareholder or person entitled to such shares by death, bankruptcy or operation of law; and

3. we have caused an advertisement to be published in newspapers in the manner stipulated by our amended and restated memorandum and articles of association, giving notice of our intention to sell these shares, and a period of three months has elapsed since such advertisement and the Nasdaq Global Market has been notified of such intention.
       The net proceeds of any such sale shall belong to us, and when we receive these net proceeds we shall become indebted to the former shareholder for an amount equal to such net proceeds.
Differences in Corporate Law
       The Companies Law is modeled after similar laws in the United Kingdom but does not follow recent changes in United Kingdom laws. In addition, the Companies Law differs from laws applicable to United States corporations and their shareholders. Set forth below is a summary of the significant differences between the provisions of the Companies Law applicable to us and the laws applicable to companies incorporated in the United States.
       Mergers and Similar Arrangements. Cayman Islands law does not provide for mergers as that expression is understood under United States corporate law. However, there are statutory provisions that facilitate the reconstruction and amalgamation of companies, provided that the arrangement in question is approved by a majority in number of each class of shareholders and creditors with whom the arrangement is to be made, and who must in addition represent three-fourths in value of each such class of shareholders or creditors, as the case may be, that are present and voting either in person or by proxy at a meeting, or meetings convened for that purpose. The convening of the meetings and subsequently the arrangement must be sanctioned by the Grand Court of the Cayman Islands. While a dissenting shareholder would have the right to express to the court the view that the transaction should not be approved, the court can be expected to approve the arrangement if it satisfies itself that:

•	the company is not proposing to act illegally or ultra vires and the statutory provisions as to majority vote have been complied with;

•	the shareholders have been fairly represented at the meeting in question;

•	the arrangement is such as a businessman would reasonably approve; and

•	the arrangement is not one that would more properly be sanctioned under some other provision of the Companies Law or that would amount to a “fraud on the minority”.
       When a takeover offer is made and accepted by holders of 90.0% of the shares within four months, the offerer may, within a two-month period, require the holders of the remaining shares to transfer such shares on the terms of the offer. An objection may be made to the Grand Court of the Cayman Islands but is unlikely to succeed unless there is evidence of fraud, bad faith or collusion.
       If the arrangement and reconstruction are thus approved, any dissenting shareholders would have no rights comparable to appraisal rights, which would otherwise ordinarily be available to dissenting shareholders of United States corporations, providing rights to receive payment in cash for the judicially determined value of the shares.
       Shareholders’ Suits. We are not aware of any reported class action or derivative action having been brought in a Cayman Islands court. In principle, we will normally be the proper plaintiff and a derivative action may not be brought by a minority shareholder. However, based on English authorities, which would in all likelihood be of persuasive authority in the Cayman Islands, exceptions to the foregoing principle apply in circumstances in which:

•	a company is acting or proposing to act illegally or beyond the scope of its authority;

•	the act complained of, although not beyond the scope of its authority, could be effected duly if authorized by more than a simple majority vote which has not been obtained; and

•	those who control the company are perpetrating a “fraud on the minority”.
       Corporate Governance. Cayman Islands laws do not restrict transactions with directors, requiring only that directors exercise a duty of care and owe a fiduciary duty to the companies for which they serve. Under our amended and restated memorandum and articles of association, subject to any separate requirement for audit committee approval under the applicable rules of The Nasdaq Stock Market, Inc. or unless disqualified by the chairman of the relevant board meeting, so long as a director discloses the nature of his interest in any contract or arrangement which he is interested in, such a director may vote in respect of any contract or proposed contract or arrangement in which such director is interested and may be counted in the quorum at such meeting.

Board of Directors
       We are managed by our board of directors. Our amended and restated memorandum and articles of association provide that the number of our directors will be fixed from time to time exclusively pursuant to an ordinary resolution adopted by our members, but must consist of not less than three directors. Initially we have set our board of directors to have not less than three directors and not more than seven directors. Any director on our board may be removed by way of an ordinary resolution of shareholders. Any vacancies on our board of directors or additions to the existing board of directors can be filled by way of an ordinary resolution of shareholders or by the affirmative vote of a simple majority of the remaining directors, although this may be less than a quorum where the number of remaining directors falls below the minimum number fixed by our board of directors. Any director so appointed by the board of directors shall hold office only until the next following annual general meeting of the Company and shall then be eligible for re-election. Our directors shall serve a 3 year term from their appointment date and shall retire from office (unless he vacates his office sooner) at the expiry of such term provided their successors are elected or appointed. Such directors who retire at the expiry of their term are eligible for re-election. Our directors are not required to hold any of our shares to be qualified to serve on our board of directors.
       Meetings of our board of directors may be convened at any time deemed necessary by our secretary on request of a director or by any director.
       A meeting of our board of directors shall be competent to make lawful and binding decisions if at least three of the members of our board of directors are present or represented unless the board has fixed any other number. At any meeting of our directors, each director is entitled to one vote.
       Questions arising at a meeting of our board of directors are required to be decided by simple majority votes of the members of our board of directors present or represented at the meeting. In the case of a tie vote, the chairman of the meeting shall have a second or deciding vote. Our board of directors may also pass resolutions without a meeting by unanimous written consent.
       Certain actions require the approval of a supermajority of at least two-thirds of our board of directors, including:

•	the appointment or removal of our chief executive officer, chief financial officer and other executive officers of the Company;

•	any anti-takeover action in response to a takeover attempt;

•	the establishment of any joint venture requiring a capital contribution from us in excess of $1,000,000;

•	our acquisition of any company for aggregate consideration in excess of the equivalent of $10,000,000;

•	any material change to our business scope;

•	any merger resulting in our shareholders immediately prior to such merger holding less than a majority of the voting power of the outstanding share capital of the surviving business entity;

•	the sale or transfer of all or substantially all of our assets;

•	any change in our dividend policy or the declaration or payment of a dividend or other distribution by us other than a distribution or dividend to us, our subsidiaries or our consolidated affiliated entities; or

•	the settlement by us of any litigation in excess of $250,000.

Committees of Board Of Directors
       Pursuant to our amended and restated articles of association, our board of directors has established an audit committee, a compensation committee and a nominations committee.
Issuance of Additional Ordinary Shares or Preference Shares
       Our amended and restated memorandum of association authorizes our board of directors to issue additional ordinary shares from time to time as our board of directors shall determine, to the extent of available authorized but unissued shares.
       Our amended and restated memorandum of association authorizes our board of directors to establish from time to time one or more series of preference shares and to determine, with respect to any series of preference shares, the terms and rights of that series, including:

•	the designation of the series;

•	the number of shares of the series;

•	the dividend rights, dividend rates, conversion rights, voting rights; and

•	the rights and terms of redemption and liquidation preferences.
       Our board of directors may issue series of preference shares without action by our shareholders to the extent authorized but unissued. Accordingly, the issuance of preference shares may adversely affect the rights of the holders of the ordinary shares. In addition, the issuance of preference shares may be used as an anti-takeover device without further action on the part of the shareholders. Issuance of preference shares may dilute the voting power of holders of ordinary shares.
       Subject to applicable regulatory requirements, our board of directors may issue additional ordinary shares without action by our shareholders to the extent of available authorized but unissued shares. The issuance of additional ordinary shares may be used as an anti-takeover device without further action on the part of the shareholders. Such issuance may dilute the voting power of existing holders of ordinary shares.
Registration Rights
       Pursuant to the terms of the shareholders agreement with all of our existing shareholders, and, upon the closing of our acquisition of Target Media, with the current shareholders of Target Media, such shareholders are entitled to demand registration rights and piggyback registration rights. At any time after six months following the closing of our initial public offering,

•	any of our shareholders representing a majority of the ordinary shares converted from the Series A convertible redeemable preference shares;

•	any of our shareholders representing a majority of the ordinary shares converted from the Series B convertible redeemable preference shares; or

•	any of the former Target Media shareholders representing 25% of the ordinary shares issued to them as a group as consideration in connection with our acquisition of Target Media;
may require us to effect the registration, on a form other than Form F-3, of the registrable securities then held by such shareholder. In addition, at any time after six months following the closing of our initial public offering, any of our shareholders representing 20% of the ordinary shares converted from the series C convertible redeemable preference shares may require registration for registrable securities with reasonably anticipated aggregate price (net of selling expenses) of at least US$20 million. We are not obligated to take any action to effect any such registration on more than two occasions each on behalf of each group of shareholders described above or more than once in any six month period or within six months of any other public offering we conduct in which they had the opportunity to participate without the exclusion of any shares eligible for registration under the shareholders agreement.
       In addition, holders of any of our registrable securities may require us to effect a registration statement on Form F-3 (or any successor form or any comparable form for a registration in a jurisdiction other than the United States) for a public offering of registrable securities so long as the reasonably anticipated aggregate price to the public (net of selling expenses) would be at least $1,000,000 and we are entitled to use Form F-3 (or a comparable form) for such offering. Registrable securities are ordinary shares issued or issuable to the holders of our preference shares, including: (1) ordinary shares issued upon conversion of any of our preference shares, (2) ordinary shares issued or issuable upon exercise of any options to purchase ordinary shares or series A convertible redeemable preference shares, and (3) ordinary shares issued pursuant to share splits, share dividends and similar distributions to the holders of our preference shares. Holders of registrable securities may demand a registration on Form F-3 on unlimited occasions, although we are not obligated to effect more than once in any six month period if within six months of any other public offering we conduct in which they had the opportunity to participate without the exclusion of any shares eligible for registration under the shareholders agreement.
       We are not, however, obligated to effect any such demand registration:

•	in any particular jurisdiction in which we would be required to execute a general consent to service of process in effecting such registration, qualification or compliance, unless we are already subject to service in that jurisdiction and except as may be required by the Securities Actor other applicable law in a jurisdiction other than the United States in which the registration is being effected;

•	if we, within ten days of receipt of a request for such registration, give notice of our bona fide intention to effect the filing of a registration statement with the SEC (or any comparable regulatory agency for a registration in a jurisdiction other than the United States) within 60 days of receipt of such request (other than a registration of securities in a business combination transaction pursuant to Rule 145 under the Securities Act or an offering solely to employees);

•	within six months immediately following the effective date of any registration statement pertaining to our securities (other than a registration of securities in a transaction pursuant to Rule 145 under the Securities Act or with respect to an employee benefit plan); or

•	if we furnish to the holders of registrable securities a certificate signed by our chief executive officer stating that in the good faith judgment of our board of directors, it would be seriously detrimental to us or our shareholders for a registration statement to be filed in the near future, in which event we have the right to defer the filing of the registration statement, no more than once during any 12 month period, for a period not to exceed 60 days from the receipt of the request to file such registration statement so long as we do not file a registration statement with respect to the public offering of our securities during such 60 day period.
       Holders of registrable securities also have “piggyback” registration rights, which may require us to register all or any part of the registrable securities then held by such holders when we register any of our ordinary shares other than a registration:

•	relating solely to the sale of securities to participants in our share option plan;

•	relating to a corporate reorganization or other transaction pursuant to Rule 145 under the Securities Act;

•	on any form that does not include substantially the same information as would be required to be included in a registration statement covering the sale of the registrable securities; and

•	in which the only ordinary shares being registered are ordinary shares issuable upon conversion of debt securities that are also being registered.
       If any of the offerings involves an underwriting, the managing underwriter of any such offering has certain rights to limit the number of shares included in such registration. However, the number of registrable securities included in an underwritten public offering subsequent to our initial public offering pursuant to “piggyback” registration rights may not be reduced to less than 25% of the aggregate securities included in such offering.
       We are generally required to bear all of the registration expenses incurred in connection with one demand registration on a form other than Form F-3, unlimited Form F-3 and piggyback registrations, except underwriting discounts and selling commissions, as well as the registration expenses incurred in connection with any registration of ordinary shares owned by holders of our ordinary shares that were issued upon conversion of our Series A, Series B or Series C convertible redeemable preference shares.
       We are not obligated to register any registrable securities if:

•	we obtain from the SEC (or a comparable regulatory agency in a jurisdiction other than the United States) a “no-action” letter in which the SEC (or such comparable regulatory agency) has indicated that it will take no action under the Securities Act (or comparable law) if any holder of registrable securities disposes of such securities and that the securities may be sold to the public without registration in accordance with any established procedure or “safe harbor” without unreasonable legal risk or uncertainty; or

•	in the opinion of counsel retained by us concurred in by counsel for the holder of registrable securities, no registration under the Securities Act (or comparable law) is required in connection with the sale of the registrable securities to the public.
Inspection of Books and Records
       Holders of our ordinary shares will have no general right under Cayman Islands law to inspect or obtain copies of our list of shareholders or our corporate records. However, we will provide our shareholders with annual audited financial statements. See “Where You Can Find Additional Information”.

DESCRIPTION OF AMERICAN DEPOSITARY SHARES
American Depositary Shares
       Citibank, N.A. is the depositary bank for the American Depositary Shares. Citibank’s depositary offices are located at 388 Greenwich Street, New York, New York 10013. American Depositary Shares are frequently referred to as “ADSs” and represent ownership interests in securities that are on deposit with the depositary bank. ADSs may be represented by certificates that are commonly known as “American Depositary Receipts” or “ADRs”. The depositary bank typically appoints a custodian to safekeep the securities on deposit. In this case, the custodian is Citibank Hong Kong, located at 10/ F, Harbour Front (II), 22, Tak Fung Street, Hung Hom, Kowloon, Hong Kong.
       We appointed Citibank as depositary bank pursuant to a deposit agreement dated as of July 18, 2005. A copy of the deposit agreement is on file with the SEC under cover of a registration statement on Form F-6 (File No. 333-126011). You may obtain a copy of the deposit agreement from the SEC’s Public Reference Room at Headquarters Office, 100 F Street, N.E., Room 1580, Washington, D.C. 20549 and from the SEC’s website (http://www.sec.gov). Please refer to Registration Number 333-126011 when retrieving such copy.
       We are providing you with a summary description of the material terms of the ADSs and of your material rights as an owner of ADSs. Please remember that summaries by their nature lack the precision of the information summarized and that a holder’s rights and obligations as an owner of ADSs will be determined by reference to the terms of the deposit agreement and not by this summary. We urge you to review the deposit agreement in its entirety.
       Each ADS represents the right to receive ten ordinary shares on deposit with the custodian. An ADS will also represent the right to receive any other property received by the depositary bank or the custodian on behalf of the owner of the ADS but that has not been distributed to the owners of ADSs because of legal restrictions or practical considerations.
       If you become an owner of ADSs, you will become a party to the deposit agreement and therefore will be bound to its terms and to the terms of the ADR that represents your ADSs. The deposit agreement and the ADR specify our rights and obligations as well as your rights and obligations as owner of ADSs and those of the depositary bank. As an ADS holder you appoint the depositary bank to act on your behalf in certain circumstances. The deposit agreement and the ADRs are governed by New York law. However, our obligations to the holders of ordinary shares will continue to be governed by the laws of the Cayman Islands which may be different from the laws in the United States.
       As an owner of ADSs, you may hold your ADSs either by means of an ADR registered in your name, through a brokerage or safekeeping account, or through an account established by the depositary bank in your name reflecting the registration of uncertificated ADSs directly on the books of the depositary bank (commonly referred to as the “direct registration system” or “DRS”). The direct registration system reflects the uncertificated (book-entry) registration of ownership of ADSs by the depositary bank. Under the direct registration system, ownership of ADSs is evidenced by periodic statements issued by the depositary bank to the holders of the ADSs. The direct registration system includes automated transfers between the depositary bank and The Depository Trust Company (“DTC”), the central book-entry clearing and settlement system for equity securities in the United States. If you decide to hold your ADSs through your brokerage or safekeeping account, you must rely on the procedures of your broker or bank to assert your rights as ADS owner. Banks and brokers typically hold securities such as the ADSs through clearing and settlement systems such as DTC. The procedures of such clearing and settlement systems may limit your ability to exercise your rights as an owner of ADSs. Please consult with your broker or bank if you have any questions concerning these limitations and procedures. This summary description assumes you have opted to own the ADSs directly by means of an ADS registered in your name and, as such, we will refer to you as the “holder”. When we refer to “you,” we assume the reader owns ADSs and will own ADSs at the relevant time.
Dividends and Distributions
       As a holder, you generally have the right to receive the distributions we make on the securities deposited with the custodian bank. Your receipt of these distributions may be limited, however, by practical considerations and legal limitations. Holders will receive such distributions under the terms of the deposit agreement in proportion to the number of ADSs held as of a specified record date.
Distributions of Cash
       Whenever we make a cash distribution for the securities on deposit with the custodian, we will deposit the funds with the custodian. Upon receipt of confirmation of the deposit of the requisite funds, the depositary bank will arrange for the funds to be converted into U.S. dollars and for the distribution of the U.S. dollars to the holders, subject to the laws of the Cayman Islands and regulations.
       The conversion into U.S. dollars will take place only if practicable and if the U.S. dollars are transferable to the United States. The amounts distributed to holders will be net of the fees, expenses, taxes and governmental charges payable by holders under the terms of the deposit agreement. The depositary will apply the same method for distributing the proceeds of the sale of any property (such as undistributed rights) held by the custodian in respect of securities on deposit.
       The distribution of cash will be made net of the fees, expenses, taxes and governmental charges payable by holders under the terms of the deposit agreement.
Distributions of Shares
       Whenever we make a free distribution of ordinary shares for the securities on deposit with the custodian, we will deposit the applicable number of shares with the custodian. Upon receipt of confirmation of such deposit, the depositary bank will either distribute to holders new ADSs representing the ordinary shares deposited or modify the ADS-to-ordinary shares ratio, in which case each ADS you hold will represent rights and interests in the additional shares so deposited. Only whole new ADSs will be distributed. Fractional entitlements will be sold and the proceeds of such sale will be distributed as in the case of a cash distribution.
       The distribution of new ADSs or the modification of the ADS-to-shares ratio upon a distribution of shares will be made net of the fees, expenses, taxes and governmental charges payable by holders under the terms of the deposit agreement. In order to pay such taxes or governmental charges, the depositary bank may sell all or a portion of the new shares so distributed.
       No such distribution of new ADSs will be made if it would violate a law (i.e., the U.S. securities laws) or if it is not operationally practicable. If the depositary bank does not distribute new ADSs as described above, it may sell the ordinary shares received upon the terms described in the deposit agreement and will distribute the proceeds of the sale as in the case of a distribution of cash.
Distributions of Rights
       Whenever we intend to distribute rights to purchase additional ordinary shares, we will give prior notice to the depositary bank and we will assist the depositary bank in determining whether it is lawful and reasonably practicable to distribute rights to purchase additional ADSs to holders.
       The depositary bank will establish procedures to distribute rights to purchase additional ADSs to holders and to enable such holders to exercise such rights if it is lawful and reasonably practicable to make the rights available to holders of ADSs, and if we provide all of the documentation contemplated in the deposit agreement (such as opinions to address the lawfulness of the transaction). You may have to pay fees, expenses, taxes and other governmental charges to subscribe for the new ADSs upon the exercise of your rights. The depositary bank is not obligated to establish procedures to facilitate the distribution and exercise by holders of rights to purchase new ordinary shares other than in the form of ADSs.
       The depositary bank will not distribute the rights to you if:

•	we do not timely request that the rights be distributed to you or we request that the rights not be distributed to you; or

•	we fail to deliver satisfactory documents to the depositary bank; or

•	it is not reasonably practicable to distribute the rights.
       The depositary bank will sell the rights that are not exercised or not distributed if such sale is lawful and reasonably practicable. The proceeds of such sale will be distributed to holders as in the case of a cash distribution. If the depositary bank is unable to sell the rights, it will allow the rights to lapse.
Elective Distributions
       Whenever we intend to distribute a dividend payable at the election of shareholders either in cash or in additional shares, we will give prior notice thereof to the depositary bank and will indicate whether we wish the elective distribution to be made available to you. In such case, we will assist the depositary bank in determining whether such distribution is lawful and reasonably practicable.
       The depositary bank will make the election available to you only if it is reasonably practical and if we have provided all of the documentation contemplated in the deposit agreement. In such case, the depositary bank will establish procedures to enable you to elect to receive either cash or additional ADSs, in each case as described in the deposit agreement.
       If the election is not made available to you, you will receive either cash or additional ADSs, depending on what a shareholder in the Cayman Islands would receive upon failing to make an election, as more fully described in the deposit agreement.
Other Distributions
       Whenever we intend to distribute property other than cash, ordinary shares or rights to purchase additional ordinary shares, we will notify the depositary bank in advance and will indicate whether we wish such distribution to be made to you. If so, we will assist the depositary bank in determining whether such distribution to holders is lawful and reasonably practicable.
       If it is reasonably practicable to distribute such property to you and if we provide all of the documentation contemplated in the deposit agreement, the depositary bank will distribute the property to the holders in a manner it deems practicable.
       The distribution will be made net of fees, expenses, taxes and governmental charges payable by holders under the terms of the deposit agreement. In order to pay such taxes and governmental charges, the depositary bank may sell all or a portion of the property received.
       The depositary bank will not distribute the property to you and will sell the property if:

•	we do not request that the property be distributed to you or if we ask that the property not be distributed to you; or

•	we do not deliver satisfactory documents to the depositary bank; or

•	the depositary bank determines that all or a portion of the distribution to you is not reasonably practicable.
       The proceeds of such a sale will be distributed to holders as in the case of a cash distribution.

Redemption
       Whenever we decide to redeem any of the securities on deposit with the custodian, we will notify the depositary bank. If it is reasonably practicable and if we provide all of the documentation contemplated in the deposit agreement, the depositary bank will mail notice of the redemption to the holders.
       The custodian will be instructed to surrender the shares being redeemed against payment of the applicable redemption price. The depositary bank will convert the redemption funds received into U.S. dollars upon the terms of the deposit agreement and will establish procedures to enable holders to receive the net proceeds from the redemption upon surrender of their ADSs to the depositary bank. You may have to pay fees, expenses, taxes and other governmental charges upon the redemption of your ADSs. If less than all ADSs are being redeemed, the ADSs to be retired will be selected by lot or on a pro rata basis, as the depositary bank may determine.
Changes Affecting Shares
       The ordinary shares held on deposit for your ADSs may change from time to time. For example, there may be a change in nominal or par value, a split-up, cancellation, consolidation or reclassification of such shares or a recapitalization, reorganization, merger, consolidation or sale of assets.
       If any such change were to occur, your ADSs would, to the extent permitted by law, represent the right to receive the property received or exchanged in respect of the ordinary shares held on deposit. The depositary bank may in such circumstances deliver new ADSs to you or call for the exchange of your existing ADSs for new ADSs. If the depositary bank may not lawfully distribute such property to you, the depositary bank may sell such property and distribute the net proceeds to you as in the case of a cash distribution.
Issuance Of ADSs Upon Deposit of Ordinary Shares
       The depositary bank may create ADSs on your behalf if you or your broker deposit ordinary shares with the custodian. The depositary bank will deliver these ADSs to the person you indicate only after you pay any applicable issuance fees and any charges and taxes payable for the transfer of the ordinary shares to the custodian. Your ability to deposit ordinary shares and receive ADSs may be limited by U.S. and legal considerations in the Cayman Islands applicable at the time of deposit.
       The issuance of ADSs may be delayed until the depositary bank or the custodian receives confirmation that all required approvals have been given and that the ordinary shares have been duly transferred to the custodian. The depositary bank will only issue ADSs in whole numbers.
       When you make a deposit of ordinary shares, you will be responsible for transferring good and valid title to the depositary bank. As such, you will be deemed to represent and warrant that:

•	The ordinary shares are duly authorized, validly issued, fully paid, non-assessable and legally obtained.

•	All preemptive (and similar) rights, if any, with respect to such ordinary shares have been validly waived or exercised.

•	You are duly authorized to deposit the ordinary shares.

•	The ordinary shares presented for deposit are free and clear of any lien, encumbrance, security interest, charge, mortgage or adverse claim, and are not, and the ADSs issuable upon such deposit will not be, “restricted securities” (as defined in the deposit agreement).

•	The shares presented for deposit have not been stripped of any rights or entitlements.

       If any of the representations or warranties are incorrect in any way, we and the depositary bank may, at your cost and expense, take any and all actions necessary to correct the consequences of the misrepresentations.
Transfer, Combination And Split Up Of ADRs
       As an ADR holder, you will be entitled to transfer, combine or split up your ADRs and the ADSs evidenced thereby. For transfers of ADRs, you will have to surrender the ADRs to be transferred to the depositary bank and also must:

•	ensure that the surrendered ADR certificate is properly endorsed or otherwise in proper form for transfer;

•	provide such proof of identity and genuineness of signatures as the depositary bank deems appropriate;

•	provide any transfer stamps required by the State of New York or the United States; and

•	pay all applicable fees, charges, expenses, taxes and other government charges payable by ADR holders pursuant to the terms of the deposit agreement, upon the transfer of ADRs.
       To have your ADRs either combined or split up, you must surrender the ADRs in question to the depositary bank with your request to have them combined or split up, and you must pay all applicable fees, charges and expenses payable by ADR holders, pursuant to the terms of the deposit agreement, upon a combination or split up of ADRs.
Withdrawal of Shares upon Cancellation of ADSs
       As a holder, you will be entitled to present your ADSs to the depositary bank for cancellation and then receive the corresponding number of underlying ordinary shares at the custodian’s offices. Your ability to withdraw the ordinary shares may be limited by U.S. and legal considerations applicable at the time of withdrawal. In order to withdraw the ordinary shares represented by your ADSs, you will be required to pay to the depositary the fees for cancellation of ADSs and any charges and taxes payable upon the transfer of the ordinary shares being withdrawn. You assume the risk for delivery of all funds and securities upon withdrawal. Once canceled, the ADSs will not have any rights under the deposit agreement.
       If you hold ADSs registered in your name, the depositary bank may ask you to provide proof of identity and genuineness of any signature and such other documents as the depositary bank may deem appropriate before it will cancel your ADSs. The withdrawal of the shares represented by your ADSs may be delayed until the depositary bank receives satisfactory evidence of compliance with all applicable laws and regulations. Please keep in mind that the depositary bank will only accept ADSs for cancellation that represent a whole number of securities on deposit.
       You will have the right to withdraw the securities represented by your ADSs at any time except for:

•	Temporary delays that may arise because (i) the transfer books for the ordinary shares or ADSs are closed, or (ii) ordinary shares are immobilized on account of a shareholders’ meeting or a payment of dividends.

•	Obligations to pay fees, taxes and similar charges.

•	Restrictions imposed because of laws or regulations applicable to ADSs or the withdrawal of securities on deposit.
       The deposit agreement may not be modified to impair your right to withdraw the securities represented by your ADSs except to comply with mandatory provisions of law.

Voting Rights
       As a holder, you generally have the right under the deposit agreement to instruct the depositary bank to exercise the voting rights for the ordinary shares represented by your ADSs. The voting rights of holders of ordinary shares are described in “Description of Share Capital — Voting Rights Attaching to the Shares” above.
       At our request, the depositary bank will distribute to you any notice of shareholders’ meeting received from us together with information explaining how to instruct the depositary bank to exercise the voting rights of the securities represented by ADSs.
       If the depositary bank timely receives voting instructions from a holder of ADSs, it will endeavor to vote the securities represented by the holder’s ADSs in accordance with such voting instructions.
       In the event of voting by a show of hands, each shareholder has one vote irrespective of the number of shares held by such person and the depositary shall vote or cause the custodian to vote all the shares then on deposit in accordance with instructions received from a majority of holders giving voting instructions. In the event of poll voting, each shareholder has an amount of votes equal to the number of shares held as of record date for the meeting and the depositary shall vote or cause the custodian to vote the shares on deposit in respect of ADSs for which holder of ADSs have timely given voting instructions to the depositary.
       If the depositary timely receives voting instructions from a holder of ADSs that fail to specify the manner in which the depositary is to vote the shares represented by that holder’s ADSs, the depositary will deem the holder to have voted in favor of the items set forth in the voting instructions. If the depositary does not timely receive voting instructions from a holder of ADSs and we have timely provided the depositary with our notice of meeting and related materials, that holder will be deemed, and the depositary will deem that holder to have instructed the depositary to give a discretionary proxy to a person designated by us to vote the shares represented by the ADSs at our discretion, unless:

•	we have failed to timely provide the depositary with our notice of meeting and related voting materials;

•	we have instructed the depositary that we do not wish a discretionary proxy to be given;

•	we have informed the depositary that there is substantial opposition as to a matter to be voted on at the meeting;

•	a matter to be voted on at the meeting would have a material adverse impact on shareholders; or

•	voting at the meeting is made on a show of hands.
       Please note that the ability of the depositary bank to carry out voting instructions may be limited by practical and legal limitations and the terms of the securities on deposit. We cannot assure you that you will receive voting materials in time to enable you to return voting instructions to the depositary bank in a timely manner. Securities for which no voting instructions have been received will not be voted.

Fees and Charges
       As an ADS holder, you will be required to pay the following service fees to the depositary bank:

Service	Fee

Issuance of ADSs	Up to U.S. 5¢ per ADS issued
Cancellation of ADSs	Up to U.S. 5¢ per ADS canceled
Distribution of cash dividends or other cash distributions	Up to U.S. 2¢ per ADS held
Distribution of ADSs pursuant to share dividends, free share distributions or exercise of rights	Up to U.S. 5¢ per ADS issued
Distribution of securities other than ADSs or rights to purchase additional ADSs	Up to U.S. 5¢ per share (or share equivalent) distributed
Annual Depositary Services Fee	Annually up to U.S. 2¢ per ADS held at the end of each calendar year, except to the extent of any cash dividend fee(s) charged during such calendar year
Transfer of ADRs	U.S. $1.50 per certificate presented for transfer
       As an ADS holder you will also be responsible to pay certain fees and expenses incurred by the depositary bank and certain taxes and governmental charges such as:

•	Fees for the transfer and registration of ordinary shares charged by the registrar and transfer agent for the ordinary shares in the Cayman Islands (i.e., upon deposit and withdrawal of ordinary shares).

•	Expenses incurred for converting foreign currency into U.S. dollars.

•	Expenses for cable, telex and fax transmissions and for delivery of securities.

•	Taxes and duties upon the transfer of securities (i.e., when ordinary shares are deposited or withdrawn from deposit).

•	Fees and expenses incurred in connection with the delivery or servicing of ordinary shares on deposit.
       We have agreed to pay certain other charges and expenses of the depositary bank. Note that the fees and charges you may be required to pay may vary over time and may be changed by us and by the depositary bank. You will receive prior notice of such changes.
Amendments and Termination
       We may agree with the depositary bank to modify the deposit agreement at any time without your consent. We undertake to give holders 30 days’ prior notice of any modifications that would materially prejudice any of their substantial rights under the deposit agreement. We will not consider to be materially prejudicial to your substantial rights any modifications or supplements that are reasonably necessary for the ADSs to be registered under the Securities Act or to be eligible for book-entry settlement, in each case without imposing or increasing the fees and charges you are required to pay. In addition, we may not be able to provide you with prior notice of any modifications or supplements that are required to accommodate compliance with applicable provisions of law.
       You will be bound by the modifications to the deposit agreement if you continue to hold your ADSs after the modifications to the deposit agreement become effective. The deposit agreement cannot be amended to prevent you from withdrawing the ordinary shares represented by your ADSs (except as permitted by law).
       We have the right to direct the depositary bank to terminate the deposit agreement. Similarly, the depositary bank may in certain circumstances on its own initiative terminate the deposit agreement. In either case, the depositary bank must give notice to the holders at least 30 days before termination.
       Upon termination, the following will occur under the deposit agreement:

•	For a period of six months after termination, you will be able to request the cancellation of your ADSs and the withdrawal of the ordinary shares represented by your ADSs and the delivery of all other property held by the depositary bank in respect of those ordinary shares on the same terms as prior to the termination. During such six-month period, the depositary bank will continue to collect all distributions received on the ordinary shares on deposit (i.e., dividends) but will not distribute any such property to you until you request the cancellation of your ADSs.

•	After the expiration of such six-month period, the depositary bank may sell the securities held on deposit. The depositary bank will hold the proceeds from such sale and any other funds then held for the holders of ADSs in a non-interest bearing account. At that point, the depositary bank will have no further obligations to holders other than to account for the funds then held for the holders of ADSs still outstanding.
Books of Depositary
       The depositary bank will maintain ADS holder records at its depositary office. You may inspect such records at such office during regular business hours but solely for the purpose of communicating with other holders in the interest of business matters relating to the ADSs and the deposit agreement.
       The depositary bank will maintain in New York facilities to record and process the issuance, cancellation, combination, split-up and transfer of ADRs. These facilities may be closed from time to time, to the extent not prohibited by law.
Limitations on Obligations and Liabilities
       The deposit agreement limits our obligations and the depositary bank’s obligations to you. Please note the following:

•	We and the depositary bank are obligated only to take the actions specifically stated in the deposit agreement without negligence or bad faith.

•	The depositary bank disclaims any liability for any failure to carry out voting instructions, for any manner in which a vote is cast or for the effect of any vote, provided that it acts in good faith and in accordance with the terms of the deposit agreement.

•	The depositary bank disclaims any liability for any failure to determine the lawfulness or practicality of any action, for the content of any document forwarded to you on our behalf or for the accuracy of any translation of such a document, for the investment risks associated with investing in ordinary shares, for the validity or worth of the ordinary shares, for any tax consequences that result from the ownership of ADSs, for the credit-worthiness of any third party, for allowing any rights to lapse under the terms of the deposit agreement, for the timeliness of any of our notices or for our failure to give notice.

•	We and the depositary bank will not be obligated to perform any act that is inconsistent with the terms of the deposit agreement.

•	We and the depositary bank disclaim any liability if we are prevented or forbidden from acting on account of any law or regulation, any provision of our amended and restated memorandum and articles of association, any provision of any securities on deposit or by reason of any act of God or war or other circumstances beyond our control.

•	We and the depositary bank disclaim any liability by reason of any exercise of, or failure to exercise, any discretion provided for the deposit agreement or in our amended and restated memorandum and articles of association or in any provisions of securities on deposit.

•	We and the depositary bank further disclaim any liability for any action or inaction in reliance on the advice or information received from legal counsel, accountants, any person presenting shares for deposit, any holder of ADSs or authorized representatives thereof, or any other person believed by either of us in good faith to be competent to give such advice or information.

•	We and the depositary bank also disclaim liability for the inability by a holder to benefit from any distribution, offering, right or other benefit which is made available to holders of ordinary shares but is not, under the terms of the deposit agreement, made available to you.

•	We and the depositary bank may rely without any liability upon any written notice, request or other document believed to be genuine and to have been signed or presented by the proper parties.

•	We and the depositary bank also disclaim liability for any consequential or punitive damages for any breach of the terms of the deposit agreement.
Pre-release Transactions
       The depositary bank may, in certain circumstances, issue ADSs before receiving a deposit of ordinary shares or release ordinary shares before receiving ADSs for cancellation. These transactions are commonly referred to as “pre-release transactions”. The deposit agreement limits the aggregate size of pre-release transactions and imposes a number of conditions on such transactions (i.e., the need to fully collateralize, the type of collateral required, the representations required from brokers, etc.). The depositary bank may retain the compensation received from the pre-release transactions.
Taxes
       You will be responsible for the taxes and other governmental charges payable on the ADSs and the securities represented by the ADSs. We, the depositary bank and the custodian may deduct from any distribution the taxes and governmental charges payable by holders and may sell any and all property on deposit to pay the taxes and governmental charges payable by holders. You will be liable for any deficiency if the sale proceeds do not cover the taxes that are due.
       The depositary bank may refuse to issue ADSs, to deliver, transfer, split and combine ADRs or to release securities on deposit until all taxes and charges are paid by the applicable holder. The depositary bank and the custodian may take reasonable administrative actions to obtain tax refunds and reduced tax withholding for any distributions on your behalf. However, you may be required to provide to the depositary bank and to the custodian proof of taxpayer status and residence and such other information as the depositary bank and the custodian may require to fulfill legal obligations. You are required to indemnify us, the depositary bank and the custodian for any claims with respect to taxes based on any tax benefit obtained for you.
Foreign Currency Conversion
       The depositary bank will arrange for the conversion of all foreign currency received into U.S. dollars if such conversion is practical, and it will distribute the U.S. dollars in accordance with the terms of the deposit agreement. You may have to pay fees and expenses incurred in converting foreign currency, such as fees and expenses incurred in complying with currency exchange controls and other governmental requirements.

       If the conversion of foreign currency is not practical or lawful, or if any required approvals are denied or not obtainable at a reasonable cost or within a reasonable period, the depositary bank may take the following actions in its discretion:

•	Convert the foreign currency to the extent practical and lawful and distribute the U.S. dollars to the holders for whom the conversion and distribution is lawful and practical.

•	Distribute the foreign currency to holders for whom the distribution is lawful and practical.

•	Hold the foreign currency (without liability for interest) for the applicable holders.

TAXATION
Cayman Islands Taxation
       The following discussion of the material Cayman Islands federal income tax consequences of an investment in our ADSs is based upon laws and relevant interpretations thereof in effect as of the date of this prospectus, all of which are subject to change, possibly with retroactive effect. This discussion does not deal with all possible tax consequences relating to an investment in our ADSs, such as the tax consequences under state, local and other tax laws. To the extent that the discussion relates to matters of Cayman Islands tax law, it represents the opinion of Conyers, Dill & Pearman, our special Cayman Islands counsel.
       The Cayman Islands currently levies no taxes on individuals or corporations based upon profits, income, gains or appreciation and there is no taxation in the nature of inheritance tax or estate duty or withholding tax applicable to us or to any holder of ADS, or ordinary shares. There are no other taxes likely to be material to us levied by the Government of the Cayman Islands except for stamp duties which may be applicable on instruments executed in, or after execution brought within the jurisdiction of the Cayman Islands. No stamp duty is payable in the Cayman Islands on transfers of shares of Cayman Islands companies except those which hold interests in land in the Cayman Islands. The Cayman Islands is not party to any double taxation treaties. There are no exchange control regulations or currency restrictions in the Cayman Islands.
       Pursuant to Section 6 of the Tax Concessions Law (1999 Revision) of the Cayman Islands, we have obtained an undertaking from the Governor-in-Council:

(1) that no law which is enacted in the Cayman Islands imposing any tax to be levied on profits or income or gains or appreciation shall apply to us or our operations; and

(2) that the aforesaid tax or any tax in the nature of estate duty or inheritance tax shall not be payable on the shares, debentures or other obligations of the Company.
       The undertaking for us is for a period of twenty years from May 3, 2005.
United States Federal Income Taxation
       The following discussion, to the extent that it states matters of law or legal conclusions and subject to the qualifications herein, represents the opinion of Simpson Thacher & Bartlett LLP, our United States counsel, on the material United States federal income tax consequences of the ownership of our ADSs as of the date hereof. Except where noted, it deals only with ADSs held as capital assets. This discussion does not represent a detailed description of the United States federal income tax consequences applicable to you if you are subject to special treatment under the United States federal income tax laws, including if you are:

•	a bank;

•	a dealer in securities or currencies;

•	a financial institution;

•	a regulated investment company;

•	a real estate investment trust;

•	an insurance company;

•	a tax-exempt organization;

•	a person holding our ADSs as part of a hedging, integrated or conversion transaction, a constructive sale or a straddle;

•	a trader in securities that has elected the mark-to-market method of accounting for your securities;

•	a person liable for alternative minimum tax;

•	a person who owns 10% or more of our voting stock;

•	a partnership or other pass through entity for United States federal income tax purposes; or

•	a person whose “functional currency” is not the United States dollar.
       Furthermore, the discussion below is based upon the provisions of the Internal Revenue Code of 1986, as amended (the “Code”), and regulations, rulings and judicial decisions thereunder as of the date hereof, and such authorities may be repealed, revoked or modified so as to result in United States federal income tax consequences different from those discussed below. In addition, this summary is based, in part, upon representations made by the depositary to us and assumes that the deposit agreement, and all other related agreements, will be performed in accordance with their terms. IF YOU ARE CONSIDERING THE PURCHASE, OWNERSHIP OR DISPOSITION OF OUR ADSs, YOU SHOULD CONSULT YOUR OWN TAX ADVISORS CONCERNING THE UNITED STATES FEDERAL INCOME TAX CONSEQUENCES TO YOU IN LIGHT OF YOUR PARTICULAR SITUATION AS WELL AS ANY CONSEQUENCES ARISING UNDER THE LAWS OF ANY OTHER TAXING JURISDICTION.
       As used herein, the term “United States Holder” means a beneficial holder of an ADS that is:

•	an individual citizen or resident of the United States;

•	a corporation (or other entity treated as a corporation for United States federal income tax purposes) created or organized in or under the laws of the United States, any state thereof or the District of Columbia;

•	an estate the income of which is subject to United States federal income taxation regardless of its source; or

•	a trust which either (1) is subject to the primary supervision of a court within the United States and one or more United States persons have the authority to control all substantial decisions of the trust or (2) has a valid election in effect under applicable United States Treasury regulations to be treated as a United States person.
       If a partnership holds ADSs, the tax treatment of a partner will depend upon the status of the partner and the activities of the partnership. If you are a partner of a partnership holding our ADSs, you should consult your tax advisors.
       The U.S. Treasury has expressed concerns that intermediaries in the chain of ownership between the holder of an ADS and the issuer of the security underlying the ADS may be taking actions that are inconsistent with the claiming of foreign tax credits for United States holders of ADSs. Such actions would also be inconsistent with the claiming of the reduced rate of tax, described below, applicable to dividends received by certain non-corporate holders. Accordingly, the analysis of the availability of the reduced tax rate for dividends received by certain non-corporate holders could be affected by actions taken by intermediaries in the chain of ownership between the holder of an ADS and our company.
ADSs
       If you hold ADSs, for United States federal income tax purposes, you generally will be treated as the owner of the underlying Shares that are represented by such ADSs. Accordingly, deposits or withdrawals of Shares for ADSs will not be subject to United States federal income tax.

Taxation of Dividends
       Subject to the discussion below under “Passive Foreign Investment Companies”, the gross amount of distributions on the ADSs will be taxable as dividends, to the extent paid out of our current or accumulated earnings and profits, as determined under United States federal income tax principles. Such income will be includable in your gross income as ordinary income on the day actually or constructively received by the depositary. Such dividends will not be eligible for the dividends received deduction allowed to corporations under the Code. With respect to non-corporate United States investors, certain dividends received before January 1, 2011 from a qualified foreign corporation may be subject to reduced rates of taxation. A foreign corporation is treated as a qualified foreign corporation with respect to dividends paid by that corporation on shares (or ADSs backed by such shares) that are readily tradable on an established securities market in the United States. United States Treasury Department guidance indicates that our ADSs, which are listed on the Nasdaq Global Market, will be readily tradable on an established securities market in the United States. Non-corporate holders that do not meet a minimum holding period requirement during which they are not protected from the risk of loss or that elect to treat the dividend income as “investment income” pursuant to section 163(d)(4) of the Code will not be eligible for the reduced rates of taxation regardless of our status as a qualified foreign corporation. In addition, the rate reduction will not apply to dividends if the recipient of a dividend is obligated to make related payments with respect to positions in substantially similar or related property. This disallowance applies even if the minimum holding period has been met. You should consult your own tax advisors regarding the application of this legislation to your particular circumstances.
       To the extent that the amount of any distribution exceeds our current and accumulated earnings and profits for a taxable year, as determined under United States federal income tax principles, the distribution will first be treated as a tax-free return of capital, causing a reduction in the adjusted basis of the ADSs (thereby increasing the amount of gain, or decreasing the amount of loss, to be recognized by you on a subsequent disposition of the ADSs), and the balance in excess of adjusted basis will be taxed as capital gain recognized on a sale or exchange. However, we do not expect to keep earnings and profits in accordance with United States federal income tax principles. Therefore, you should expect that a distribution will generally be treated as a dividend (as discussed above).
       Distributions of ADSs, ordinary shares or rights to subscribe for ordinary shares that are received as part of a pro rata distribution to all of our shareholders generally will not be subject to United States federal income tax. The basis of the new ADSs, ordinary shares or rights so received will be determined by allocating your basis in the old ADSs between the old ADSs and the new ADSs, ordinary shares or rights received, based on their relative fair market values on the date of distribution. However, the basis of the rights will be zero if:

•	the fair market value of the rights is less than 15 percent of the fair market value of the old ADSs at the time of distribution, unless you elect to determine the basis of the old ADSs and of the rights by allocating the adjusted basis of the old ADSs between the old ADSs and the rights, or

•	the rights are not exercised and thus expire.
Passive Foreign Investment Companies
       We operate an active advertising business in China and based on the past and projected composition of our income and valuation of our assets, including goodwill, we believe we were not a passive foreign investment company for 2005, we do not expect to be a passive foreign investment company (“PFIC”) for 2006, and we do not expect to become one in the future, although there can be no assurance in this regard. Because PFIC status is a factual determination, our United States counsel expresses no opinion with respect to our PFIC status and also expresses no opinion with respect to our expectations contained in this paragraph.

       We will be a PFIC for any taxable year in which:

•	at least 75% of our gross income is passive income, or

•	at least 50% of the value (determined on a quarterly basis) of our assets is attributable to assets that produce or are held for the production of passive income.
       For this purpose, passive income includes dividends, interest, royalties and rents (other than royalties and rents derived in the active conduct of a trade or business and not derived from a related person). If we own at least 25% (by value) of the stock of another corporation, we will be treated, for purposes of the PFIC tests, as owning our proportionate share of the other corporation’s assets and receiving our proportionate share of the other corporation’s income.
       The determination of whether we are a PFIC is made annually for each taxable year of the Company. Accordingly, it is possible that we may become a PFIC in the current or any future taxable year due to changes in our asset or income composition. We could become a PFIC, for example though a combination of factors, such as a failure to spend a sufficient amount of the net proceeds of an offering (resulting in our holding cash, a passive asset) coupled with a decrease in the price of our Shares (resulting in a decrease in the value of our goodwill, an active asset). Because of the fact specific nature of the inquiry, we cannot predict at this time what portion of the net proceeds we would need to spend in order to avoid PFIC status. If we are a PFIC for any taxable year during which you hold our ADSs, you will be subject to special tax rules discussed below.
       If we are a PFIC for any taxable year during which you hold our ADSs, you will be subject to special tax rules with respect to any “excess distribution” received and any gain realized from a sale or other disposition, including a pledge, of ADSs. Distributions received in a taxable year that are greater than 125% of the average annual distributions received during the shorter of the three preceding taxable years or your holding period for the ADSs will be treated as excess distributions. Under these special tax rules:

•	the excess distribution or gain will be allocated ratably over your holding period for the ADSs,

•	the amount allocated to the current taxable year, and any taxable year prior to the first taxable year in which we were a PFIC, will be treated as ordinary income, and

•	the amount allocated to each other year will be subject to tax at the highest tax rate in effect for that year and the interest charge applicable to underpayments of tax will be imposed on the resulting tax attributable to each such year.
       In addition, non-corporate United States Holders will not be eligible for reduced rates of taxation on any dividends received from us prior to January 1, 2011, if we are a PFIC in the taxable year in which such dividends are paid or in the preceding taxable year. You will be required to file Internal Revenue Service Form 8621 if you hold our ADSs in any year in which we are classified as a PFIC.
       In certain circumstances, in lieu of being subject to the excess distribution rules discussed above, you may make an election to include gain on the stock of a PFIC as ordinary income under a mark-to-market method provided that such stock is regularly traded on a qualified exchange. Under current law, the mark-to-market election may be available because the ADSs will be listed on the Nasdaq Global Market, which constitutes a qualified exchange as designated in the Internal Revenue Code, although there can be no assurance that the ADSs will be “regularly traded”.
       If you make an effective mark-to-market election, you will include in each year as ordinary income the excess of the fair market value of your ADSs at the end of the year over your adjusted tax basis in the ADSs. You will be entitled to deduct as an ordinary loss each year the excess of your adjusted tax basis in the ADSs over their fair market value at the end of the year, but only to the extent of the net amount previously included in income as a result of the mark-to-market election.

       Your adjusted tax basis in the ADSs will be increased by the amount of any income inclusion and decreased by the amount of any deductions under the mark-to-market rules. If you make a mark-to-market election it will be effective for the taxable year for which the election is made and all subsequent taxable years unless the ADSs are no longer regularly traded on a qualified exchange or the Internal Revenue Service consents to the revocation of the election. You are urged to consult your tax advisor about the availability of the mark-to-market election, and whether making the election would be advisable in your particular circumstances.
       Alternatively, you can sometimes avoid the rules described above by electing to treat us as a “qualified electing fund” under section 1295 of the Code. This option is not available to you because we do not intend to comply with the requirements necessary to permit you to make this election.
       You are urged to consult your tax advisors concerning the United States federal income tax consequences of holding ADSs if we are considered a PFIC in any taxable year.
Taxation of Capital Gains
       Subject to the discussion above under “Passive Foreign Investment Companies”, for United States federal income tax purposes, you will recognize taxable gain or loss on any sale or exchange of ADSs in an amount equal to the difference between the amount realized for the ADSs and your tax basis in the ADSs. Such gain or loss will generally be capital gain or loss. Capital gains of individuals derived with respect to capital assets held for more than one year are eligible for reduced rates of taxation. The deductibility of capital losses is subject to limitations. Any gain or loss recognized by you will generally be treated as United States source gain or loss.
Information Reporting and Backup Withholding
       Information reporting will apply to dividends in respect of our ADSs and the proceeds from the sale, exchange or redemption of our ADSs that are paid to you within the United States (and in certain cases, outside the United States), unless you are an exempt recipient such as a corporation. A backup withholding tax may apply to such payments if you fail to provide a taxpayer identification number or certification of other exempt status or fail to report in full dividend and interest income.
       Any amounts withheld under the backup withholding rules will be allowed as a refund or a credit against your United States federal income tax liability provided the required information is furnished to the Internal Revenue Service.
       PROSPECTIVE PURCHASERS SHOULD CONSULT WITH THEIR OWN TAX ADVISORS REGARDING THE APPLICATION OF THE U.S. FEDERAL INCOME TAX LAWS TO THEIR PARTICULAR SITUATIONS AS WELL AS ANY ADDITIONAL TAX CONSEQUENCES RESULTING FROM PURCHASING, HOLDING OR DISPOSING OF ADSs, INCLUDING THE APPLICABILITY AND EFFECT OF THE TAX LAWS OF ANY STATE, LOCAL OR FOREIGN JURISDICTION, INCLUDING ESTATE, GIFT, AND INHERITANCE LAWS.

PLAN OF DISTRIBUTION
       The ADSs may be offered and sold by purchasers, transferees, donees, pledgees or other successors in interest, directly or through brokers, dealers, agents or underwriters who may receive compensation in the form of discounts, commissions or similar selling expenses paid by us or any selling shareholder or by a purchaser of the ADSs on whose behalf such broker-dealer may act as agent. Sales and transfers of the ADSs may be effected from time to time in one or more transactions, in private or public transactions, on the Nasdaq Global Market, in the over-the-counter market, in negotiated transactions or otherwise, at a fixed price or prices that may be changed, at market prices prevailing at the time of sale, at negotiated prices, without consideration or by any other legally available means. If sales and transfers are effected by means of an underwriting, underwriting discounts will not exceed 8% of the proceeds of the offering. Any or all of the ADSs may be sold from time to time by means of:

•	a sale to one or more underwriters for resale to the public or to institutional investors in one or more transactions;

•	a block trade, in which a broker or dealer attempts to sell the ADSs as agent but may position and resell a portion of the ADSs as principal to facilitate the transaction;

•	purchases by a broker or dealer as principal and the subsequent sale by such broker or dealer for its account pursuant to this prospectus;

•	ordinary brokerage transactions (which may include long or short sales) and transactions in which the broker solicits purchasers;

•	the writing (sale) of put or call options on the ADSs;

•	the pledging of the ADSs as collateral to secure loans, credit or other financing arrangements and subsequent foreclosure, the disposition of the ADSs by the lender thereunder;

•	an exchange distribution in accordance with the rules of the applicable stock exchange;

•	privately negotiated transactions;

•	settlement of short sales entered into after the date of this prospectus;

•	broker-dealers agreeing with the selling shareholder to sell a specified number of such ADSs at a stipulated price per ADS;

•	a combination of any such methods of sale; and

•	any other legally available means.
       To the extent required with respect to a particular offer or sale of the ADSs, we will file a prospectus supplement, which will accompany this prospectus, to disclose:

•	the identity and other information concerning beneficial ownership of any selling shareholders;

•	the number of ADSs to be sold;

•	the purchase price;

•	the name of any underwriter, broker, dealer or agent effecting the sale or transfer and the amount of any applicable discounts, commissions or similar selling expenses; and

•	any other relevant information.
       Any selling shareholder may transfer the ADSs by means of gifts, donations and contributions. Subject to certain limitations under rules promulgated under the Securities Act, this prospectus may be used by the recipients of such gifts, donations and contributions to offer and sell the ADSs received by them, directly or through brokers, dealers or agents and in private or public transactions.

In the event of an offering by selling shareholders only, unless otherwise indicated in the prospectus supplement, we will not be subject to any selling or transfer restrictions in connection with such offering.
       A selling shareholder, if any, and any broker-dealers who participate in the distribution of the ADSs may be deemed to be “underwriters” within the meaning of Section 2(11) of the Securities Act and any discounts, commissions or similar selling expenses they receive and any profit on the resale of the ADSs purchased by them may be deemed to be underwriting commissions or discounts under the Securities Act. As a result, we have informed or will inform any selling shareholder that Regulation M, promulgated under the Exchange Act, may apply to sales by such selling shareholder in the market. Any selling shareholder may agree to indemnify any broker, dealer or agent that participates in transactions involving the sale of the ADSs against certain liabilities, including liabilities arising under the Securities Act.
       The aggregate net proceeds to us or to any selling shareholder from the sale of ADSs will be the purchase price of such ADSs less any discounts, concessions or commissions. We will not receive any proceeds from the sale of any ADSs by any selling shareholder.
       The ADSs covered by this prospectus may become qualified for sale under Section 4(1) of the Securities Act or Rules 144 or 145 promulgated thereunder, whereupon they may be sold pursuant to such provisions rather than pursuant to this prospectus.
ENFORCEMENT OF CIVIL LIABILITIES
       We are registered under the laws of the Cayman Islands as an exempted company with limited liability. We are registered in the Cayman Islands because of certain benefits associated with being a Cayman Islands corporation, such as political and economic stability, an effective judicial system, a favorable tax system, the absence of foreign exchange control or currency restrictions and the availability of professional and support services. However, the Cayman Islands has a less developed body of securities laws as compared to the United States and provides protections for investors to a significantly lesser extent. In addition, Cayman Islands companies do not have standing to sue before the federal courts of the United States.
       Substantially all of our assets are located outside the United States. In addition, a majority of our directors and officers and our special PRC counsel, Global Law Office are nationals or residents of jurisdictions other than the United States and all or a substantial portion of their assets are located outside the United States. As a result, it may be difficult for investors to effect service of process within the United States upon us or these persons, or to enforce against us or them judgments obtained in United States courts, including judgments predicated upon the civil liability provisions of the securities laws of the United States or any state in the United States. It may also be difficult for you to enforce in U.S. courts judgments obtained in U.S. courts based on the civil liability provisions of the U.S. federal securities laws against us, our officers and directors and Global Law Office.
       We have appointed CT Corporation System as our agent to receive service of process with respect to any action brought against us in the United States District Court for the Southern District of New York under the federal securities laws of the United States or of any state in the United States or any action brought against us in the Supreme Court of the State of New York in the County of New York under the securities laws of the State of New York.
       Conyers Dill & Pearman, our counsel as to Cayman Islands law, and Global Law Office, our counsel as to PRC law, have advised us that there is uncertainty as to whether the courts of the Cayman Islands or the PRC would, respectively, (1) recognize or enforce judgments of United States courts obtained against us or our directors or officers or Global Law Office predicated upon the civil liability provisions of the securities laws of the United States or any state in the United States, or (2) entertain original actions brought in the Cayman Islands or the PRC against us or our directors or officers or Global Law Office predicated upon the securities laws of the United States or any state in the United States.
       Conyers Dill & Pearman have informed us that the uncertainty with regard to Cayman Islands law relates to whether a judgment obtained from the U.S. courts under civil liability provisions of the securities law will be determined by the courts of the Cayman Islands as penal or punitive in nature. The courts of the Cayman Islands will not recognize or enforce such judgments against a Cayman company, and because such a determination has not yet been made by a court of the Cayman Islands, it is uncertain whether such civil liability judgments from U.S. courts would be enforceable in the Cayman Islands. Conyers Dill & Pearman has further advised us that a final and conclusive judgment in the federal or state courts of the United States under which a sum of money is payable, other than a sum payable in respect of taxes, fines, penalties or similar charges, may be subject to enforcement proceedings as a debt in the courts of the Cayman Islands under the common law doctrine of obligation.
       Global Law Office has advised us that the recognition and enforcement of foreign judgments are provided for under the PRC Civil Procedure Law. PRC courts may recognize and enforce foreign judgments in accordance with the requirements of the PRC Civil Procedure Law based either on treaties between China and the country where the judgment is made or on reciprocity between jurisdictions. Global Law Office has advised us further that under PRC law, a foreign judgment, which does not otherwise violate basic legal principles, state sovereignty, safety or social public interest, may be recognized and enforced by a PRC court, based either on treaties between China and the country where the judgment is made or on reciprocity between jurisdictions. As there currently exists no treaty or other form of reciprocity between China and the United States governing the recognition of judgments, including those predicated upon the liability provisions of the U.S. federal securities laws, there is uncertainty whether and on what basis a PRC court would enforce judgments rendered by U.S. courts.
EXPERTS
       The audited consolidated financial statements and the related financial statement schedules as of and for the years ended December 31, 2003, 2004 and 2005 for Focus Media Holding Limited incorporated in this prospectus by reference to Focus Media Holding Limited’s annual report on Form 20-F for the year ended December 31, 2005, have been audited by Deloitte Touche Tohmatsu CPA Ltd., independent registered public accounting firm, as stated in their reports, which are incorporated herein by reference, and have been so incorporated in reliance upon the reports of such firm, given upon their authority as experts in accounting and auditing.
       The consolidated financial statements as of December 31, 2003 and September 30, 2004 and for the year ended December 31, 2003 and the nine months ended September 30, 2004 for Perfect Media Holding incorporated in this prospectus by reference to our Form 6-K furnished to the SEC on July 20, 2006 have been audited by Deloitte Touche Tohmatsu CPA Ltd., independent registered public accounting firm, as stated in their reports, which are incorporated herein by reference, and have been so incorporated in reliance upon the reports of such firm, given upon their authority as experts in accounting and auditing.
       The consolidated financial statements as of October 31, 2004 and for the period from March 11, 2004 to October 31, 2004 for Focus Media Changsha Holding Ltd. incorporated in this prospectus by reference to our Form 6-K furnished to the SEC on July 20, 2006 have been audited by Deloitte Touche Tohmatsu CPA Ltd., independent registered public accounting firm, as stated in their reports, which are incorporated herein by reference, and have been so incorporated in reliance upon the reports of such firm, given upon their authority as experts in accounting and auditing.
       The consolidated financial statements as of October 31, 2004 and for the period from March 22, 2004 to October 31, 2004 for Focus Media Qingdao Holding Ltd. incorporated in this prospectus by reference to our Form 6-K furnished to the SEC on July 20, 2006 have been audited by Deloitte Touche Tohmatsu CPA Ltd., independent registered public accounting firm, as stated in their reports thereon included therein and are incorporated by reference upon the reports of such firm, given on their authority as experts in accounting and auditing.
       The consolidated financial statements as of October 31, 2004 and for the period from March 24, 2004 to October 31, 2004 for Focus Media Dalian Holding Ltd. incorporated in this prospectus by reference to our Form 6-K furnished to the SEC on July 20, 2006 have been audited by Deloitte Touche Tohmatsu CPA Ltd., independent registered public accounting firm, as stated in their reports thereon included therein and are incorporated by reference upon the reports of such firm, given on their authority as experts in accounting and auditing.
       The consolidated financial statements as of December 31, 2004 and for the year ended December 31, 2004 for Capital Beyond Limited incorporated in this prospectus by reference to our Form 6-K furnished to the SEC on July 20, 2006 have been audited by Deloitte Touche Tohmatsu CPA Ltd., independent registered public accounting firm, as stated in their reports thereon included therein and are incorporated by reference upon the reports of such firm, given on their authority as experts in accounting and auditing.
       The consolidated financial statements as of December 31, 2004 and 2005 and for the years ended December 31, 2004 and 2005 for Infoachieve Limited incorporated in this prospectus by reference to our Form 6-K furnished to the SEC on July 20, 2006 have been audited by Deloitte Touche Tohmatsu CPA Ltd., independent registered public accounting firm, as stated in their reports thereon included therein and are incorporated by reference upon the reports of such firm, given on their authority as experts in accounting and auditing.
       The consolidated financial statements of Target Media Holdings Limited as of December 31, 2004 and 2005 and for each of the years in the two-year period ended December 31, 2005 have been incorporated in this registration statement by reference to our Form 6-K furnished to the SEC on July 20, 2006 in reliance upon the report of KPMG, independent registered public accounting firm, appearing therein, and upon the authority of such firm as experts in accounting and auditing.
       The statements included in this prospectus and in the documents incorporated by reference herein, to the extent they constitute matters of PRC law, have been reviewed and confirmed by Global Law Office, special PRC counsel to us, as experts in such matters, and are included herein or incorporated by reference hereto as the case may be in reliance upon such review and confirmation.
LEGAL MATTERS
       We are being represented by Simpson Thacher & Bartlett LLP with respect to legal matters of United States federal securities and New York State law. Certain legal matters in connection with this offering will be passed upon for the underwriters by a law firm named in the applicable prospectus supplement. The validity of the ordinary shares represented by the ADSs offered in this offering and legal matters as to Cayman Islands law will be passed upon for us by Conyers Dill & Pearman. Legal matters as to PRC law will be passed upon for us by Global Law Office and for the underwriters by a law firm named in the applicable prospectus supplement. Conyers Dill & Pearman and Simpson Thacher & Bartlett LLP may rely upon Global Law Office with respect to matters governed by PRC law.